                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                                   FORM SB-2/A
                                 Amendment No. 1


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            -------------------------

                            SOUND REVOLUTION INC.
              (Exact Name of Small Business Issuer in our Charter)

         DELAWARE                     8741                      N/A
(State of Incorporation)  (Primary Standard Industrial    (I.R.S. Employer
                               Identification No.)       Identification No.)

                          ----------------------------

                         3955 Graveley Street, Suite 507
                        Burnaby, British Columbia V6C 3T4
                     (Address of principal executive office)

                          ----------------------------

                                 (604) 605 0507
               (Name, address and telephone of agent for service)
                          ----------------------------

                                   COPIES TO:

                                HEATHER REMILLARD
                              SOUND REVOLUTION INC.
                        SUITE 507 - 3955 GRAVELEY STREET
                            BURNABY, BRITISH COLUMBIA
                                 CANADA, V6C 3T4

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 43, check the following box. [ ]


CALCULATION OF REGISTRATION FEE:
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------

Title of each class of
securities to be            Dollar Amount to be      Proposed offering        Proposed maximum          Amount of registration
registered                  registered               price per share (1)      aggregate offering price  fee
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------
Common shares               269,814 shares           $0.20                    $53,962.80                $7.00
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------

(1)The proposed offering price is estimated solely for the purpose of calculating the registration fee in accordance with to the provisions of Rule 457(c) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                              SOUND REVOLUTION INC.
                                 269,814 SHARES
                                  COMMON STOCK

Thirty eight shareholders of Sound Revolution Inc. ("Sound Revolution") are offering shares of Sound Revolution common stock to the public by means of this prospectus.

The selling shareholders will sell at a price of $0.20 per share until Sound Revolution's shares are quoted on the over the counter bulletin board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is presently not traded on any market or securities exchange. The purchaser in this offering may be receiving an illiquid security.

                          ----------------------------

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" ON PAGES 1 - 12 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

                The Date of this Prospectus is: November 12, 2004.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Registration Statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

Summary Information & Risk Factors                                             1
Development Stage Online Music Distributor                                     2
Lack of Recent Profits and Poor Financial Position                             3
Unpredictability of Operating Results                                          3
Music Offerings May Not be Successful                                          4
Difficulty Competing in Industry                                               4
Limited Experience of Management                                               5
Dependence on our Ability to sign Charities                                    5
Liability to Third Parties for our Content                                     5
Competition from Free Music Services                                           5
Difficulty Enforcing Intellectual Property Rights                              5
We Need to Build Alliances with Owners of Digital Rights                       6
Failure Caused by Growth                                                       6
Dependence on Successfully Developing Software                                 6
Our Technology Could be Outdated                                               6
Potential Acquisitions and Strategic Investments                               6
Dependence on Internet and Market Acceptance                                   7
Security Risks on the Internet                                                 8
Potentially Burdensome Government Regulations                                  8
Penny Stock Securities                                                         8
Fluctuation of our Common Stock Price                                          9
Limited Number of Shareholders in Control                                     10
Deterrence of Takeover Attempts by Articles and Bylaws                        10
Indemnification of our Directors and Officers                                 10
Use of Proceeds                                                               11
Determination of Offering Price                                               11
Dilution                                                                      11
Selling Security Holders                                                      11
Plan of Distribution                                                          12
Legal Proceedings                                                             14
Directors, Executive Officers, Promoters and Control Management               15
Security Ownership of Certain Beneficial Owners and Management                17
Description of Securities                                                     18
Interest of Named Experts and Counsel                                         19
Disclosure of Commission Position on Indemnification for                      19
Securities Act Liabilities                                                    19
Description of Business                                                       20
Management's Discussion and Analysis or Plan of Operation                     26
Description of Property                                                       30
Certain Relationships and Related Transactions                                30
Market for Common Equity and Related Stockholder Matters                      31
Executive Compensation                                                        32
Audited Financial Statements                                                  33
Changes in and Disagreements with Accountants on
  Accounting and Financial Disclosure                                         33

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers                                     33
Other Expenses of Issuance and Distribution                                   34
Recent Sales of Unregistered Securities                                       35
Exhibits                                                                      35
Undertakings                                                                  36
Signatures                                                                    37

                      SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully. Sound Revolution is a development stage company with no operations. We have not generated any revenues from our intended business activities, and we do not expect to commence operations and generate revenues until the middle of 2005.

All of the references to dollar amounts in this registration statement are in U.S. dollars unless otherwise noted.

SOUND REVOLUTION INC.

SOUND REVOLUTION INC. was incorporated on June 4, 2001 under the laws of the State of Delaware (hereinafter referred to as "we", "us", "our, and "Sound Revolution"). Our principal offices and studio are located at Suite 507 - 3955 Graveley Street, Burnaby, British Columbia, V5C 3T4, and our telephone number is
(604)780-3914.

Sound Revolution is currently developing software to assist artists in maintaining, developing and communicating with their customers through email and the Internet. We are also developing charitytunes.com, a website through which we hope consumers will buy digital downloads of music, while selecting a charity or cause to which a portion of the music purchase price will be paid.

2.6% of our issued and outstanding stock is being offered in this prospectus. Both before and after the offering, our current directors and officers will control Sound Revolution. After the offering, Heather Remillard, a director and President of Sound Revolution will own 19.47% of our issued and outstanding common stock and Penny Green, a director, chairman and Chief Financial Officer of Sound Revolution will own 77.9% of our issued and outstanding common stock. Sound Revolution is a subsidiary of Bacchus Entertainment Ltd., a company which is 100% owned by our chairman, Penny Green. Bacchus Entertainment Ltd. owns 58.42% of the issued and outstanding common stock of Sound Revolution.

THE OFFERING

Securities Offered:                     269,814 shares of common stock.  The
                                        offering price will be determined by
                                        market factors and the independent
                                        decision of the selling shareholders.
Minimum Number of shares to
be sold in this offering:               None

Securities Issued and to be             10,269,814 shares of common stock are
Issued:                                 issued and outstanding as of the date of
                                        this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We intend to apply to the over the counter bulletin board (the "OTC Bulletin Board") for the trading of our common stock. This process takes at least 3 months and the application must be made on our behalf by a market maker, but we have not yet engaged a market maker to make the application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds:                        We will not receive any proceeds from
                                        the sale of the common stock by the
                                        selling shareholders.

FINANCIAL CONDITION

Since inception, Sound Revolution has reported significant losses each year, and has not yet earned revenues from its intended business activities. Sound Revolution has incurred losses since inception resulting in a net accumulated deficit of $36,373 at August 31, 2004. Sound Revolution's auditors stated that these factors raise substantial doubt about Sound Revolution's ability to continue as a going concern.

Sound Revolution will need additional working capital to continue or to be successful in any future business activities. Therefore, continuation of Sound Revolution as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Management plans to seek debt or equity financing, or a combination of both, to raise the necessary working capital. We expect to require approximately an additional $16,000 in financing to continue operations for the next year.

FINANCIAL SUMMARY INFORMATION

All of the references to currency in this filing are to U.S. Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management Discussion and Analysis" and the accompanying consolidated Financial Statements of Sound Revolution and related notes included elsewhere in this prospectus.

Income Statement Data                    (unaudited)            (audited)
                                       (U.S. Dollars)         (U.S. Dollars)
-------------------------------- ------------------------- -------------------
                                      Six month period           Year ended
                                    ended August 31, 2004     February 29, 2004
--------------------------------- ------------------------- -------------------
Sales                                             $      0             $  4,117
Cost of Sales                                                             4,169
Gross Margin                                                                (52)
                                                  ---------            ---------
Expenses                                          $ 23,413             $  1,580
                                                  ---------            ---------
Net Profits (Losses)                              ($23,413)            ($ 1,632)
                                                  ---------            ---------

Balance Sheet Data
(audited)
--------------------------------- ------------------------- -------------------
                                      Six month period           Year ended
                                    ended August 31, 2004     February 29, 2004
--------------------------------- ------------------------- -------------------
Working Capital (deficit)                            $43,356            ($5,532)
                                                     --------          --------
Total Assets                                         $49,262           $   377
                                                     --------          --------
Total Liabilities                                    $25,191           $ 5,611
                                                     --------          --------

RISK FACTORS

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS

We are a development stage online music distributor we may not be successful in
-------------------------------------------------------------------------------
developing our products and the value of your investment could decline.
-----------------------------------------------------------------------

We operate as an independent music distributor with no substantial tangible assets in a highly competitive industry. We have little operating history, no customers, no current products and no revenues. This makes it difficult to evaluate our future performance and prospects. Our prospectus must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry characterized by intense competition, including:

         o our business model and strategy are still evolving and are continually being reviewed and revised;

         o we may not be able to raise the capital required to develop our initial client base and reputation; and

         o we may not be able to successfully develop our planned products and services.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in Sound Revolution will decline.

Our poor financial position and a lack of recent profits from operations could
------------------------------------------------------------------------------
prevent us from accessing capital we need to continue operating, and prevent us
-------------------------------------------------------------------------------
from generating revenues.
-------------------------

Since inception, Sound Revolution has suffered recurring losses and has not earned any revenues to date from our intended business activities. Sound Revolution posted a loss of $1,632 during the year ended February 29, 2004; a net loss of $16,175 during the three months ended August 31, 2004; and has had net losses totaling $36,373 since inception. We anticipate that we will continue to lose money in the foreseeable future as our operating expenses continue to increase. We cannot guarantee that we will ever achieve profitable operations or generate significant revenue with our current products and strategy.

Our independent certified public accountants have noted that we have an accumulated deficit, so our ability to continue as a going concern prior to the generation of significant revenue is dependent upon obtaining additional financing for our planned operations. There is substantial doubt as to our ability to continue as a going concern based on our past operating losses and predicted future operating losses. Our auditor modified their report in our financial statements expressing substantial doubt that we can continue as a going concern for a reasonable period of time unless sufficient equity financing can be secured. There can be no assurances that any required capital can be obtained on terms favorable to Sound Revolution. If we are unable to obtain capital to meet our working capital needs, we may not be successful in developing our intended products and services and this could prevent us from generating revenues.

Our operating results may prove unpredictable which could negatively affect our
-------------------------------------------------------------------------------
share price.
------------

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that may cause our operating results to fluctuate significantly include the following:

         o our ability to generate enough working capital from future equity sales;

         o our ability to obtain digital music rights to quality music in various genres;

         o the level of commercial acceptance by the public of the music offerings of our digital music downloads;

         o fluctuations in the levels of consumer purchasing activity relating to the purchase of recorded music;

         o the level of commercial success achieved by music and music marketing products and services introduced by us or by our competitors;

         o fluctuations in the demand for recorded music sales and products associated with music and other entertainment events;

         o extensive competition in the music industry, including direct competition for talent from major recording labels, substantially all of which have significantly greater capital resources and infrastructure than we have;

         o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and

         o general economic conditions and economic conditions specific to the music industry.

We expect that we will experience seasonality in our business, reflecting traditional retail seasonality patterns affecting sales of recorded music. Sales in the traditional retail music industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. However, to date, our limited operating history makes it difficult to ascertain the effects of seasonality on our business. If our operating results fluctuate negatively in any future quarter, our share price may decrease.

If our music offerings are not commercially successful, we will be unable to
----------------------------------------------------------------------------
successfully generate revenue.
------------------------------

We expect a significant amount of our revenue to come from the purchase of downloads from our charity music website. The success of these music offerings depends primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a record, feature film or television program depends on consumer taste, the quality and acceptance of competing offerings released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change quickly. Because we expect the popularity of our music offerings to be a significant factor driving the growth of Sound Revolution, if we fail to make available for sale music with broad consumer appeal, we will be unable to successfully generate revenue.

The music industry is extremely competitive and we may not be able to compete
-----------------------------------------------------------------------------
successfully against other record labels and online music distributors, both
----------------------------------------------------------------------------
large and small, for both artists and the public's attention.
-------------------------------------------------------------

The market for the promotion and distribution of music is extremely competitive and rapidly changing. We currently and in the future face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors in the recorded music business have more substantial competitive advantages than we have, including:

         o        longer operating histories;

         o significantly greater financial, technical and marketing resources;

         o        greater brand name recognition;

         o        better distribution channels;

         o        larger client bases of artists; and

         o        more popular digital music or artists.

Our competitors may be able to respond more quickly to new or emerging technologies and changes in the public's musical tastes and devote greater resources to identify, develop and promote artists, and distribute and sell their music offerings than we can. If we are unable to response competitively to the public's taste in music, we will be unable to successfully generate revenues.

Our management team has limited experience in leadership roles in the music
---------------------------------------------------------------------------
industry and may be unable to successfully lead us to profitability.
--------------------------------------------------------------------

We cannot assure you that our management team will be able to successfully lead an independent music distribution company. The members of our management team have limited experience in leadership roles in the music industry and may be unable to successfully lead us to profitability.

If charities do not sign up, we may fail to launch our initial retail site and
------------------------------------------------------------------------------
we may not be able to successfully generate revenue.
----------------------------------------------------

We believe that in order to be successful, we must first establish a reputation by building our website, charitytunes.com. In order for charitytunes.com to launch offerings to the public, we must first secure the participation of several charities. To date, we have not signed up any charities for participation in charitytunes.com and we cannot guarantee that management will be successful in securing the participation of charities for our website. If we are not able to launch charitytunes.com to the public, we may be unable to generate revenue.

We may be liable to third parties for music and other content on our website
----------------------------------------------------------------------------
that we distribute.
-------------------

We may be liable to third parties for the content on our website that we expect to distribute:

         o if the music, text, graphics, or other content available for downloading on our website violates their copyright, trademark, or other intellectual property rights;

         o if our artists violate their contractual obligations to others by providing content on our website; or

         o if anything on our website is deemed obscene, indecent or defamatory.

We will attempt to minimize these types of liability by requiring representations and warranties relating to our artists' ownership of and rights to distribute and submit their music and by taking related measures to review content available on our website. However, alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention away from our business, all of which may have a negative impact on our operating results.

If we successfully build our website charitytunes.com, we may face competition
------------------------------------------------------------------------------
from free peer-to-peer services such as Morpheus, which could prevent us from
-----------------------------------------------------------------------------
generating significant revenues.
--------------------------------

If we are able to develop the sale of music downloads from our website, we will face significant competition from free peer-to-peer services, such as KaZaA, Morpheus, Grokster and a variety of other similar services that allow computer users to connect with each other and to copy music files from one another's hard drives, all without securing licenses from digital music rights owners. The legal status of these "free" services is uncertain, because although some courts have found that these services violate copyright laws, other services have been found to not violate any copyright laws. Additionally, enforcement efforts against those in violation have not effectively shut down these services, and there can be no assurance that these services will ever be shut down. The ongoing presence of these free services substantially impairs the marketability of legitimate services, regardless of the ultimate resolution of their legal status. If customers are able to continue to access free downloads of ditigal music, they may be unwilling to purchase digital music from us. This could prevent us from generating significant revenues.

If we have difficulty enforcing our intellectual property rights our future
---------------------------------------------------------------------------
profitability may suffer.
-------------------------

The decreasing cost of electronic equipment and related technology has made it easier to create unauthorized versions of audio and audiovisual products such as compact discs, videotapes and DVDs. A substantial portion of our revenue is expected to come from the sale of audio products potentially subject to unauthorized copying. Intellectual property rights to information that is potentially subject to widespread, uncompensated dissemination on the Internet is expected to represent a substantial portion of our market value. If we fail to obtain appropriate relief through the judicial process or the complete enforcement of judicial decisions issued in our favor, or if we fail to develop effective means of protecting our intellectual property or entertainment-related products and services, our future profitability may suffer.

If are unable to build and maintain alliances with owners of digital music
--------------------------------------------------------------------------
rights our ability to generate revenues will be adversely effected.
-------------------------------------------------------------------

Thus far we have only secured one music distribution agreement with an officer of Sound Revolution. We believe that in order for us to be profitable we must establish and maintain relationships with record labels or musicians in order to have sufficient product (digital music rights) to distribute. If we are unable to build such relationships, we may not be able to operate our business according to our current plan and we may not be able to generate revenue. Further, If we become unable to provide valuable services to any artists that we may sign, or if we otherwise fail to maintain good relations with such artists, they may elect to terminate their agreements with us when their contractual term expires, or they may elect not to renew their agreements with us. We expect that our agreements with many artists will have a term of only one year, and these artists will have the option of electing whether or not to renew their contracts on a year-to-year basis. If an artist elects to terminate his or her agreement with us, we would not necessarily earn any revenues from distribution on their music. In addition, if we cannot provide adequate incentives for these artists to remain with us, our efforts to sign new artists will be impaired. Furthermore, historically, when recording artists have achieved substantial commercial success they have sought to renegotiate the terms of their recording agreements. This may adversely effect our future profitability with respect to such artists, and adversely effect our revenues.

Growth may cause us to fail.
----------------------------

If our operations grow in a manner that exceeds our expectations, we are in danger of not having the infrastructure to support it - we may not have sufficient bandwidth or we may not be able to get sufficient bandwidth to support a large number of users on our sites and this could result in a negative consumer experience or could jeopardize our relationships and contractual agreements. We may not have adequate staff and infrastructure to handle customer service if we grow.

We cannot be sure of our ability to successfully manage all the tasks associated with developing and maintaining a successful enterprise. Any failure by management to guide and control growth effectively, which includes implementing adequate systems, procedures and controls in a timely manner, could have a material adverse effect on our business, financial condition and results of operations. We cannot be sure that we can successfully launch our services, or that we will achieve or sustain profitability or positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our debt service or working capital requirements and, consequently, our common stock may have little or no value.

If we are unable to successfully develop the technology necessary for our
-------------------------------------------------------------------------
products and services, we may not be able to bring our services to market and
-----------------------------------------------------------------------------
may be forced to reduce or cease operations.
--------------------------------------------

Our ability to commercialize our services is dependent on the advancement of existing technology. In order to obtain and maintain market share we will continually be required to keep up with advances in technology. We cannot assure you that our efforts will result in our services being upgraded with any advances in technology. We cannot assure you that we will not encounter unanticipated technological obstacles, which either delay or prevent us from completing the development of our services. Any such failures could cause us to reduce or cease our operations.

The technology we use could become outdated, preventing us from launching our
-----------------------------------------------------------------------------
intended products and services and preventing us from becoming profitable
-------------------------------------------------------------------------

Sound Revolution intends to use some existing technology, by licensing it, for our operations. Sound Revolution intends to develop software and systems to compliment existing technology and provide flexibility if existing technology changes. There is no assurance that the existing technology will perform in a standard sufficient for Sound Revolution to maintain competitiveness or be available at the time Sound Revolution anticipates a need. If the technology is insufficient, we may not be able to launch our intended products and services and we may not become profitable.

Potential acquisitions and strategic investments may result in increased
------------------------------------------------------------------------
expenses, difficulties in integrating target companies and diversion of
-----------------------------------------------------------------------
management's attention
----------------------

Although we are not currently in discussions with any party, we anticipate undertaking one or more acquisitions or strategic investments in the near future to expand our range of technology and products and to gain access to new markets. Growth through acquisitions entails many risks, including the following:

         o our management's attention may be diverted during the acquisition and integration process;
         o we may face costs, delays and difficulties of integrating the acquired company's operations, technologies and personnel into our existing operations, organization and culture;
         o the adverse impact on earnings of amortizing the acquired company's intangible assets may be significant, particularly in light of the high valuations of many Internet and other information technology services companies;
         o we may issue new equity securities to pay for acquisitions, which would dilute the holdings of existing stockholders;
         o the timing of the acquisition or our failure to meet operating expectations for acquired businesses may impact adversely on our financial condition; and
         o we may be adversely affected by expenses of any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment and warranty and product liability-related problems.

If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

If the Internet fails to grow or if the market does not accept digital
----------------------------------------------------------------------
entertainment, we may not be able to generate sufficient revenues to become
---------------------------------------------------------------------------
profitable
----------

The distribution of digital music online is an emerging market. Our future revenues are dependent on consumer acceptance of paying to download music over the Internet. The growth of the Internet could slow down. Demand for new products and services on the Internet are subject to uncertainty, and most of the products and services Sound Revolution intends to offer will be new. We cannot assure you that the necessary infrastructure, such as a reliable network backbone, or complementary products will be developed or that the Internet will prove to be a viable commercial marketplace.

Because most of our anticipated customers are operators of commercial websites, demand for our services will depend in large part on continued growth in use of the Internet. If the Internet develops more slowly than we expect as a commercial or business medium, demand for our services will be lower than we expect, and we may not be able to generate sufficient revenues to become profitable.

Security risks on the Internet may increase our costs and prevent us from
-------------------------------------------------------------------------
becoming profitable.
--------------------

The growth of E-commerce depends on the development of technology and services to allow secure transmission of confidential information over the Internet. The use of the Internet could decline if the security of on-line consumers is compromised or if consumers perceive it to be compromised. We may be required to spend money to protect against the threat of security breaches or to alleviate problems caused by such breaches. Protections against security breaches may not be available at a reasonable price or at all. Our costs of dealing with security could prevent us from becoming profitable. Perceived security risks could prevent us from developing customers and generating revenues.

If we become subject to burdensome government regulations affecting the
-----------------------------------------------------------------------
Internet, our cost of doing business could increase, or we could become unable
------------------------------------------------------------------------------
to carry out our business plan
------------------------------

Sound Revolution is subject, both directly and indirectly, to various laws and regulations relating to its business. Laws and regulations applicable to the Internet are increasing. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. This and other legislation could decrease the growth of the Internet, decreasing the demand for Sound Revolution's products and services and negatively impacting our operating results. Other legislation could impose additional burdens on companies conducting business online which could prevent us from carrying out our business plan or could increase the cost of doing business or otherwise have an adverse affect on Sound Revolution, and could have a negative impact on our operating results.

RISKS RELATED TO OUR SECURITIES

The securities offered may qualify as penny stocks and may negatively affect the
--------------------------------------------------------------------------------
ability of shareholders to sell their shares
--------------------------------------------

The initial offering price of Sound Revolution's common shares will be $0.20, and are therefore may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g9(d)(1) incorporates the definition of penny stock as that used in Rule 3a5l-l of the Exchange Act.

The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a5l-l provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on the NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or Sound Revolution's net tangible assets; or exempted from the definition by the Commission.

If Sound Revolution's shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker dealers to trade and/or maintain a market in Sound Revolution's Common Stock and may affect the ability of shareholders to sell their shares.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least 3 months and the application must be made on our behalf by a market maker, but we have not yet engaged a market maker to make the application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly you may have difficulty reselling any of the shares you purchase from selling shareholders.

Since our common stock has never been traded, prices for our common stock may
-----------------------------------------------------------------------------
decline after the offering and investors may have difficulty selling their
--------------------------------------------------------------------------
securities.
-----------

There is no public market for our common stock and we cannot assure you that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

         o        variations in our quarterly operating results;

         o changes in securities analysts estimates of our financial performance;

         o changes in general economic conditions and in the music retailing industry;

         o        changes in market valuations of similar companies;

         o announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;

         o loss of a major artist, partner or joint venture participant or the failure to effectively exploit the catalogs of our musicians; and

         o        the addition or loss of key managerial and creative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Sound Revolution management beneficially own 97.37% of the shares of common
---------------------------------------------------------------------------
stock and their interest could conflict with the investors which could cause the
--------------------------------------------------------------------------------
investor to lose all or part of the investment.
-----------------------------------------------

Penny Green, our Chief Financial Officer and Chairman of the Board, beneficially owns approximately 77.90% of our outstanding common stock and Heather Remillard, our Chief Executive Officer, beneficially owns 19.47% of outstanding common stock. As a result, the directors and executive officers collectively own 97.37% of our common stock and are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders. This beneficial ownership and potential effective control on all matters relating to the business and operations of Sound Revolution could eliminate the possibility of shareholders changing the management in the event that the shareholders did not agree with the conduct of the officers and directors. Additionally, the shareholders would potentially not be able to obtain the necessary shareholder vote to affect any change in the course of business of Sound Revolution. This lack of shareholder control could cause the investor to lose all or part of the investment.

Some provisions of our articles of incorporation and bylaws may deter takeover
------------------------------------------------------------------------------
attempts, which may limit the opportunity of our stockholders to sell their
---------------------------------------------------------------------------
shares at a favorable price.
----------------------------

Some of the provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares possibly at a premium over the then market price.

For example, our articles of incorporation authorize the board of directors to issue up to 20,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. No shares of preferred stock are outstanding or will be outstanding upon the closing of this offering and we have no present plans for the issuance of any preferred stock. The issuance of any preferred stock, however, could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders' control.

In addition, Ms. Green's and Ms. Remillard's substantial beneficial ownership position, together with the authorization of preferred stock, and the lack of cumulative voting in Sound Revolution's Certificate of Incorporation and Bylaws, may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of our common stock.

We indemnify our directors against liability to Sound Revolution and our
------------------------------------------------------------------------
stockholders, and the costs of this indemnification could negatively effect our
-------------------------------------------------------------------------------
operating results
-----------------

Sound Revolution's By-Laws allow for the indemnification of company Officers and Directors in regard to their carrying out the duties of their offices. The By-laws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling Sound Revolution, Sound Revolution has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against Sound Revolution for indemnification, the costs could have a negative effect on our operating results.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will ", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE

Selling shareholders will sell at a price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $.20 per share offering price of our common stock was determined by our management based on our internal assessment of what we believe the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

The number of shares that may be actually sold by a selling stockholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this prospectus. A shareholder may sell shares at a price different than $0.20 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or based on our assets, earnings, book value of other objective criteria of value.

                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 269,814 shares of common stock offered through this prospectus. The shares include the following:

         1. 7,000 shares of common stock that two of the selling shareholders, Paul Addington and Cecilia Bravo, acquired from us in an offering that was exempt from registration under section 4(2) and regulation S of the Securities Act of 1933 and completed on September 1, 2001.

         2. 262,814 shares of common stock that the selling shareholders acquired from us in an offering that was exempt from registration under section 4(2) and regulation S of the Securities Act of 1933 and completed on July 30, 2004.

         3. The shares owned directly and indirectly by controlling shareholders Penny Green and Heather Remillard are not being registered for sale.

The following table provides as of November 10, 2004 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

         1.       the number of shares owned by each prior to this offering;
         2.       the total number of shares that are to be offered for each;
         3. the total number of shares that will be owned by each upon completion of the offering;
         4.       the percentage owned by each; and
         5. the identity of the beneficial holder of any entity that owns the shares.

-------------------------------- ---------------------- ------------- ------------------ ---------------- ----------------
    Name of Selling Stockholder     Shares Owned Prior       Percent     Maximum Number       Beneficial    Percent Owned
                                      to this Offering                  of Shares Being        Ownership             upon
                                                                                Offered   After Offering    Completion of
                                                                                                            this Offering
-------------------------------- ---------------------- ------------- ------------------ ---------------- ----------------
                Addington, Paul                  5,000             *              5,000                0                *
                Attwell, Tracey                  1,000             *              1,000                0                *
                 Bravo, Cecilia                  2,000             *              2,000                0                *
                   Bruk, Steven                 25,000             *             25,000                0                *
                Crottey, Audrey                  3,000             *              3,000                0                *
              Espinoza, Rolando                  8,000             *              8,000                0                *
          Eversfield, Christina                  1,000             *              1,000                0                *
               Eversfield, Mike                  1,000             *              1,000                0                *
                Gaudet, Annette                  2,000             *              2,000                0                *
                   Gaudet, Gina                  2,000             *              2,000                0                *
                  Gordon, Peter                  1,500             *              1,500                0                *
                  Green, Angela                 52,000             *             52,000                0                *
                  Green, Violet                 40,000             *             40,000                0                *
                   Hammer, Mark                  5,000             *              5,000                0                *
             Hartman, Stephanie                  2,000             *              2,000                0                *
                  Healey, Julia                  2,592             *              2,592                0                *
      Highland Capital Corp.(1)                 24,295             *             24,295                0                *
             Huayllasco, Yovana                  1,550             *              1,550                0                *
                   Kunos, Ancsa                  1,700             *              1,700                0                *
                 Larrivee, John                  5,000             *              5,000                0                *
                   Lower, Scott                  5,000             *              5,000                0                *
               Martynov, Sergei                  1,200             *              1,200                0                *
                 Milka, Susanne                 10,000             *             10,000                0                *
                  Muenz, George                  2,000             *              2,000                0                *
                  Paterson, Tim                  1,600             *              1,600                0                *
              Remillard, Andrew                  4,222             *              4,222                0                *
            Remillard, Jennifer                  3,518             *              3,518                0                *
                Remillard, Joan                 30,000             *             30,000                0                *
           Richardson, Caroline                  1,537             *              1,537                0                *
                    Ross, Tanya                  3,100             *              3,100                0                *
                  Russell, John                  2,000             *              2,000                0                *

                                       12



-------------------------------- ---------------------- ------------- ------------------ ---------------- ----------------
    Name of Selling Stockholder     Shares Owned Prior       Percent     Maximum Number       Beneficial    Percent Owned
                                      to this Offering                  of Shares Being        Ownership             upon
                                                                                Offered   After Offering    Completion of
                                                                                                            this Offering
-------------------------------- ---------------------- ------------- ------------------ ---------------- ----------------

              Ryan, Christopher                  1,000             *              1,000                0                *
                    Trinh, Anna                  1,000             *              1,000                0                *
              Tunnicliffe, Ryan                  5,000             *              5,000                0                *
               Watkinson, Kathy                  5,000             *              5,000                0                *
                Watkinson, Sean                  5,000             *              5,000                0                *
                Williams, Jason                  1,500             *              1,500                0                *
                   Worland, Ian                  1,500             *              1,500                0                *

*        Less than 1%
(1) Pierce Loughran has investment power and voting control over securities held by Highland Capital Corp.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

The percentages are based on the 10,269,814 shares of common stock outstanding on November 10, 2004.

Andrew Remillard is the brother of our President, Heather Remillard. Jennifer Remillard is the Heather Remillard's sister.
Joan Remillard is Heather Remillard's mother.
Angela Green is the sister of Penny Green, a director of Sound Revolution. Violet Green is Penny Green's mother.
Susanne Milka is a director of Sound Revolution.
Ryan Tunnicliffe is Vice President, Production of Sound Revolution.

Other than as disclosed above, none of the selling shareholders or their beneficial owners: o has had a material relationship with us other than as a shareholder at any time within the past three years; or o has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

                              PLAN OF DISTRIBUITON

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file the application upon the effective date of the registration statement of which this prospectus forms a part. In order for Sound Revolution to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 3 months and can take longer than a year. Sound Revolution has not yet engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf. If our common stock becomes listed on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold herein by the selling shareholders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the Nasdaq Small Cap or a stock. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Once Sound Revolution's shares are quoted on the OTC Bulletin Board or similar market, and not before such time, the selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

         1. On such public markets as the common stock may from time to time be trading. Selling shareholders may sell at a fixed price of $0.20 per share until such time that the shares are quoted on the OTC Bulletin Board, at which time the shares will be sold at prevailing market prices;
         2.       In privately negotiated transactions;
         3.       Through the writing of options of the common stock;
         4.       In short sales; or
         5.       In any combination of these methods of distribution.

The sales price to the public may be:

         1.       The market price prevailing at the time of sale;
         2.       A price related to such prevailing market price; or
         3. Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

         1. Not engage in any stabilization activities in connection with our common stock;
         2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
         3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither Sound Revolution nor any of the selling shareholders have any arrangements with a third party to host or access our prospectus on the Internet.

                                LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings which involve Sound Revolution or any of its properties or subsidiaries.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

DIRECTORS AND OFFICERS

Our Bylaws provide that we shall have a minimum of one director and a maximum of 8 directors on the board at any one time. Our current directors and officers are as follows:


NAME                 AGE        POSITION
----                 ---        --------
Heather Remillard    28         Director, President, Chief Executive Officer
Penny Green          33         Director, Secretary, Chairman, Chief
                                Financial Officer, Treasurer, Principal Accounting Officer
Susanna Milka        29         Director
Ryan Tunnicliffe     28         Vice President, Production


The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the board of directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Sound Revolution's affairs.

Heather Remillard, Director, President, Chief Executive Officer

Heather Remillard was appointed Vice President, Marketing at Sound Revolution in May, 2001 and then became our President and Chief Executive Officer in March, 2004. Ms. Remillard has diverse experience in business and the performing arts. She has been an entrepreneur for the past five years. Heather was the President and founder of Marmalade Productions, a sole proprietorship in the business of event production, from January 1999 to May 2001, and she was responsible for overseeing event planning of large parties, as well as event planning consulting. She planned and produced events with international DJs bringing in thousands of dollars in revenues through tickets sales and concessions. From March, 2001 to January, 2002, Heather was the hostess/interviewer for Fashionfreakz.com, taking viewers on a video journey through Vancouver's fashion wild lands. From June, 2003 to the present, Ms. Remillard has been a performer in and the producer of a Brazilian dance revue, Tropicana Girls, which performs regularly, and for which she designs all of the elaborate and original costumes. Ms. Remillard's education includes a Bachelor of Commerce with a major in marketing from the University of British Columbia, which she attended on a partial scholarship, and a Make Up Artistry Diploma from Blanche MacDonald.

Penny Green, Director, Secretary, Chairman, Chief Financial Officer, Treasurer

Ms. Green is the founder of Sound Revolution and served as President and Chief Executive Officer of Sound Revolution from May, 2001 to March, 2004. She has been a director of Sound Revolution since May, 2001 to the present, and in March, 2004 she was appointed Chairman of the Board. On August 11, 2004, Ms. Green was appointed by the Board to act as the Chief Financial Officer of Sound Revolution. Ms. Green has worked in various aspects of the entertainment industry for over 8 years, in the capacity of Associate Producer, Producer, Director and Executive Producer in various types of media, including feature film, documentary, music streaming, websites and streaming video production. From October, 2000 to April, 2004, Ms. Green was Director, President and Chief Executive Officer of Mediatelevision.tv, Inc. (formerly OTC.BB.MTVI), which, during the time Ms. Green was Chief Executive Officer, was in the business of developing original streaming media shows for the Internet. Mediatelevision.tv, Inc. has changed its name to Digital Color Print, Inc. and is currently listed on the OTC Bulletin Board under the stock symbol DCPI.

Ms. Green worked as VP, Business Development of Angelaudio.com, Inc. (formerly OTC.BB.AADC), an online music distribution company, from May, 2000 to September, 2000. From April, 1999 to December, 1999 she worked as VP, Production and Programming for Payforview.com Corp (formerly OTC.BB.PAYV), building a library of online movie rights. She has been a member in good standing with the Law Society of British Columbia and has practiced law in British Columbia from May,1996 to the present. Ms. Green has a B.A. in English Literature from Trent University and an LL.B. from the University of British Columbia.

Susanne Milka, Director

Ms. Milka was appointed as a director for Sound Revolution on March 14, 2004. She has been working in the motion picture industry for the past six years. She has worked on the sets of several Hollywood films and television series, including "Scary Movie 3" "Stargate-Atlantis" and "Get Carter", as well as several Canadian feature film productions. Ms. Milka has developed expertise in various areas of film production, and most recently has been developing experience in the costume department. She has been wardrobe stylist on several commercials and music videos. Ms. Milka has recently completed courses in accounting at the British Columbia Institute of Technology, and is currently attending the UBC Sauder School of Business.

Ryan Tunnicliffe, Vice President, Production

Mr. Tunnicliffe was appointed as Vice President, Production for Sound Revolution on March 14, 2004. He has achieved success and recognition as an artist, musician and filmmaker, talents that have led him in his primary occupation for the past ten years. He was the Creative Director of Mediatelevision.tv, Inc. from October, 2000 to September, 2003 and while there he was the director, editor and co-creator of Fashionfreakz.com. During the past eight years Mr. Tunnicliffe has directed eight short films, three of which have been sold to the Canadian Broadcasting Corporation. He was invited to participate in the 2001 European Arts Festival as a filmmaker. From September, 2003 to the present, Mr. Tunnicliffe has been working on several multimedia projects as an editor and sound mixer through his sole proprietorship, Spaceship Studios. He was Director of Photography for Katrin Bowen's short film "Almost Forget My Bones" which played the short film Market in Cannes, France in 2004. His experience includes producing web casts and interviews for such high profile bands as Atlantic recording artist Bif Naked, and Vancouver bands Rhymes with Orange and Pilgrims of the Mind. Mr. Tunnicliffe has a Bachelor of Fine Arts from the Emily Carr Institute of Design.

SIGNIFICANT EMPLOYEES

Other than the executive officers described above, Sound Revolution does not expect any other individuals to make a significant contribution to our business.

FAMILY RELATIONSHIPS

There are no family relationships among our officers, directors, or persons nominated for such positions.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

AUDIT COMMITTEE

The Audit Committee is currently composed of one member, Susanne Milka, who is independent within the meaning of the NASD listing standards and who is otherwise qualified to serve on the Audit Committee under those standards. Sound Revolution's board of directors has determined that Sound Revolution does not have an audit committee financial expert serving on its audit committee. The board of directors has determined that the cost of hiring a financial expert to act as a director of Sound Revolution and to be a member of the audit committee outweighs the benefits of having a financial expert on the committee. We have allocated $10,000 annually for independent legal and financial advice to the audit committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of November 10, 2004, of our common stock by each of our directors, and by all executive officers and by our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

TITLE OF   NAME & ADDRESS              AMOUNT AND NATURE         PERCENT
CLASS      OF BENEFICIAL OWNER         OF BENEFICIAL OWNER       OF CLASS
----------------------------------------------------------------------------

Common   Heather Remillard                2,000,000             19.47%
         125A- 1030 Denman Street         owned directly
         Vancouver, BC V6G 2M6

Common   Penny O. Green                   8,000,000             77.90%
         1904 West 16th Avenue            (1)
         Vancouver, BC  V6J 2M4

Common   Susanne Milka                    10,000                   *
         1352 West 7th Avenue             owned directly
         Vancouver, BC V6H 3W5

Common   Ryan Tunnicliffe                 5,000                    *
         345 West 11th Avenue, Unit 4     owned directly
         Vancouver, BC V5Y 1T3

Common    All Officers and                10,015,000            97.52%
          Directors as a Group

* Less than 1%

(1) Penny O. Green owns 2,000,000 common shares in her name directly and also has control over 6,000,000 common shares owned by Bacchus Entertainment Ltd., a company over which she has voting control and investment power.

Other than Penny Green and Heather Remillard, no person beneficially owns more than 5% of our outstanding common stock.

CHANGES IN CONTROL

There are currently no arrangements which would result in a change in control of Sound Revolution.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

The authorized capital stock of Sound Revolution consists of 80,000,000 Common Shares, $0.0001 par value and 20,000,000 preferred shares, par value $0.0001. Holders of the Common Stock have no preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of Sound Revolution, whether voluntary or involuntary, to share equally in the assets of Sound Revolution available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by Sound Revolution's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

VOTING RIGHTS

Each holder of Common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

DIVIDEND POLICY

Holders of Sound Revolution's Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. Sound Revolution does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, Sound Revolution's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

PREFERRED STOCK

We are authorized to issue up to 20,000,000 shares of $.0001 par value preferred stock. Sound Revolution has no shares of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series.

STOCK TRANSFER AGENT

Upon completion of this offering, we intend to engage an independent stock transfer agency firm to serve as our registrar and stock transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

The 269,814 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act of 1933. Other than 10,000 shares owned by Susanne Milka, our director, and 5,000 shares owned by Ryan Tunnicliffe, our Vice President, Production, no shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder. The remaining 10,000,000 of our outstanding shares are held by affiliates: Penny Green owns 2,000,000 shares in her name and controls 6,000,000 shares through Bacchus Entertainment Ltd., of which she has voting control and investment power, for a total of 8,000,000 shares, all of which have been held for more than one year. Heather Remillard owns 2,000,000 shares which have been held for more than one year.

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 8,000,000 outstanding restricted securities held by Ms. Green, a director of Sound Revolution, are subject to the sale limitations imposed by Rule 144. The 2,000,000 outstanding restricted securities held by Heather Remillard, Sound Revolution's President, are subject to the sale limitation imposed by Rule 144. The 5,000 shares held by Ryan Tunnicliffe, our Vice President, Production are subject to the sale limitation imposed by Rule 144. The 10,000 shares held by Susanne Milka, a director of Sound Revolution, are subject to the sale limitation imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

ACCOUNTANTS

Our Audited Financial Statements for the years ended February 29, 2004 and February 28, 2003 have been included in this prospectus in reliance upon Peterson Sullivan PLLC, as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by our counsel, Thomas A. Braun.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000. We are a partially owned subsidiary of Bacchus Entertainment Ltd., a company incorporated in British Columbia which is 100% owned by Penny Green.

Our President, Heather Remillard, and our Chairman and Chief Financial Officer, Penny Green, were our only promoters.

                             DESCRIPTION OF BUSINESS

Sound Revolution Inc. was incorporated as a Delaware company on June 4, 2001. We have only recently begun our current operations and we have a limited history of revenues and significant operational losses to date as well as an accumulated shareholder deficit. As of August 31, 2004, we had no total revenues, operational losses in the amount of $23,413 and an accumulated shareholder deficit of $36,373.

Since our inception, on June 4, 2001, we have been developing our business plan and identifying potential products and services related to digital music distribution that we could develop, market and sell. Since June, 2001, we have intended to develop software that will enable musicians to sell digital music and other products to their fans (potential customers) using emails and the Internet, and we actively began developing the outline containing the specifications for all of the features for this software in January, 2004. We have not yet completed the specifications for this software and we have not yet engaged a software developer to build this software for us. The other principal software we are developing will enable us to sell digital music downloads through a website, www.charitytunes.com. Through this website, we hope to generate revenues from the sale of digital music. In the beginning of 2002 we developed our website, www.soundrevolution.net and began working with musicians to assist them in promoting their music on our website and through live events, the proceeds of ticket sales of which were donated to charities. In 2002 and 2003 we co-produced and marketed several live events where some of the musicians featured on our website performed live. For only one of these events, SHOW!, did we record any revenues, and these are the sole revenues we have generated to date.

Since our inception, we have contemplated that we would sell digital music online, and in July, 2004, we decided that we would develop a website which will allow customers to purchase digital music downloads, and allow customers to choose a charity that will receive a benefit equal to a portion of the purchase price for each song that they purchase. In August, 2004 we registered the domain name www.charitytunes.com for this purpose and since then we have been actively developing this website. We intend to make available other related products and services which will assist musicians in marketing their music online, but so far we have not commenced operations related to any other products or services.

THE MUSIC INDUSTRY

The music business is highly competitive and dominated by major companies. Sound Revolution faces competition for discretionary consumer purchases of digital music downloads from other record companies and other entertainment sources, such as online media companies. Several major record companies in the United States including Sony Corp., Universal Music Group Bertelsmann AG, and Time Warner, Inc. dominate the market for music sales.

ONLINE MEDIA DISTRIBUTION INDUSTRY

Consumers are changing the fundamental ways that they interact with the graphics, words, music and video content on websites, as traditional methods of delivery are being replaced by new digital technologies that offer customers more choices and customization. This trend has been fueled by the rapid growth of the Internet and new technologies allowing for compression of digital music.

International Data Corporation ("IDC") has anticipated that worldwide broadband connections will increase from 34.8 million in 2001 to 197.8 million in 2006. IDC has estimated that the number of people accessing the Internet will continue to increase from approximately 507 million users worldwide in 2001 to 963 million in 2006. We believe that as the flow of digital media to consumers via the Internet increases, consumers will increasingly seek products that help them to find, access and filter available content on websites, particularly in relation to digital music. Forrester Research estimates that U.S. sales of digitally downloaded music will exceed $2 billion by 2007. We intend to participate in the growing use of the Internet by generating revenues by selling digital music online, and by building software that musicians can use to sell digital music through emails to their network of fans or customers.

OUR PRODUCTS AND SERVICES

Fanpro(TM)
----------
Sound Revolution is in the early stages of developing email management software that will enable musicians to maintain a database of fans
(customers) through an email contact management system. The software we are designing will enable musicians to sell digital music and other products to their customers using emails and the Internet. We intend to build the software to encompass the following primary features:

         o Identification and maintenance of fans through an online database
         o        Database to store specific information relating to fans
         o Set functions to allow distribution of promotions and news to selected fans
         o Automatic pop ups from a musician's website to collect fan information
         o Other online membership sign up which is connected to a database
         o Templates for promotions such as pre releasing new songs for a fee to a fan base and advertising live events
         o        Collection of annual fan membership fees

Our intention is to build the core software by hiring software programmers as independent contractors to develop the software according to our specifications, and to add special features through the acquisition or licensing of software components already developed. We are currently in the process of completing the detailed description of all of the elements that we want this software to encompass. We have entered into negotiations with a software engineer to assist us in completing this description of our intended software. Once our description is complete, we intend to approach several software development companies to negotiate and enter into a contract for the development of the software. We intend to generate revenues by licensing the software to musicians, record labels and musician managers. Also, we intend to build a vast database of music fans through the musicians and record labels that use our software and to generate revenues by sending paid promotional advertisements to this database of music fans.

Charitytunes.com
----------------
Sound Revolution is developing a website which will sell digital music downloads to customers on the Internet and allow customers to choose from a selection of charities which will receive a percentage of the purchase price of the songs being purchased. We are in the initial stages of developing the website and in obtaining rights to music. We have entered into a development agreement with Ryan Tunnicliffe, our VP, Programming, whereby he has agreed to build our music library, negotiate a software development contract with software programmers and complete the graphic design for the website charitytunes.com. A copy of the agreement has been attached as Exhibit 10.4 to this prospectus. We have completed the description of all of the functions and features we want included on the site and we have written most of the copy for the wording on the website. During the past few months, we have approached several programming companies and we are currently in final negotiations with one company to develop all of the programming for the website. We have completed the form of digital distribution agreement that we intend to use to build a library of digital music rights and we have made offers to several musicians to acquire digital music rights. We are currently in discussions with several charities to secure their participation in the website. The website will serve as a showcase for music as well as allowing certain charities to present their causes, raising awareness and money for the charities. Our intention is to generate revenues by selling digital music downloads through the website. The suppliers of the songs may be musicians, record labels, musician agents and managers and anyone who owns or controls digital music rights. We need to enter into agreements to acquire the rights to a significant number of songs in various genres in order to launch our website charitytunes.com. According to the digital music distribution agreement we are currently using to negotiate music rights, a portion of the sale of each song will go to a charity selected by the purchaser of the song, some of the sale proceeds will be kept by Sound Revolution as reimbursement for expenses, and the remaining sale proceeds (the net profits) shall be split between the owner of the song and Sound Revolution.

Once we have completed the development of the website, we need to enter into marketing alliances to assist us in promoting the website. Our plans to market the website include a publicity campaign whereby we intend to send out press releases to various media outlining the details of our website. Having the participation of charities will be a key marketing element of the website as we intend to market charitytunes.com as a place to buy music and benefit the community at the same time. We also plan to rely on relationships we build with charities who may receive a portion of the proceeds from the sale of songs to assist us in marketing by placing links on their websites, or by sending emails to their supporters. We do not intend to charge the charities any fees for benefiting from charitytunes.com. We intend to make our money through the sale of digital songs online. To date we have not secured the participation of any charities or other non-profit organizations.

OUR DISTRIBUTION METHODS

We intent to distribute our digital music through software that we intend to develop and own. We are currently negotiating with a software development company to design a proprietary platform for the distribution of digital music through our website charitytunes.com.

NEW PRODUCTS AND SERVICES

Charitytunes.com and Fanpro(TM) are both new services which we intend to develop, and both are in the initial stages of development. Our goal is to develop the first phase of charitytunes.com by the end of 2004 and to launch the website in spring, 2005. We intend to have the functional specifications of our Fanpro(TM) software completed by early 2005 and we intend to have the software fully developed and ready for distribution by the fall of 2005. As we have not yet entered into written agreements for the development of either of these new products, we cannot be certain that we will complete these products by our anticipated dates or at all.

OUR COMPETITIVE POSITION

We currently have no share in the market for digital distribution, online music sales, or in any of our planned online music services. Our digital music sales business will face competition from traditional retail music distributors such as Tower Records as well as online retailers such as Amazon.com. These retailers may include regional and national mall-based music chains, international chains, deep-discount retailers, mass merchandisers, consumer electronics outlets, mail order, record clubs, independent operators and online physical retail music distributors, many of which have greater financial and other resources than we do. To the extent that consumers choose to purchase media in non-electronic formats, it may reduce our sales, reduce our gross margins, increase our operating expenses and decrease our profit margins in specific markets.

Our online music services competitors include Listen.com, the provider of the Rhapsody service and a subsidiary of RealNetworks, Inc., Apple Computer's iTunes Music Store, Buy.com, Inc., MusicNet, a joint venture between, among others, AOL Time Warner and RealNetworks, MusicMatch and other online efforts, including those of leading media companies. We anticipate competition for online music distribution service revenue from a wide range of companies, including broadband Internet service providers such as Yahoo! and MSN as well as from e-tailers such as Amazon.com, Bestbuy.com, Dell Computers, Virgin and Walmart.com.

Our online music services also face significant competition from free peer-to-peer services, such as KaZaA, Morpheus, Grokster and a variety of other similar services that allow computer users to connect with each other and to copy many types of program files, including music and other media, from one another's hard drives, all without securing licenses from owners of digital music rights. The legal status of these free services is uncertain, because although some courts have found that these services violate copyright laws, other services have been found to not violate any copyright laws, particularly in the case of Grokster. Additionally, enforcement efforts against those in violation have not effectively shut down these services, and there can be no assurance that these services will ever be shut down. The ongoing presence of these "free" services substantially impairs the marketability of legitimate services, regardless of the ultimate resolution of their legal status.

Many of our competitors have significantly more resources than we do, including access to diital music rights, and some of our competitors may be able to leverage their experience in providing online music distribution services or similar services to their customers in other businesses. Some of these competitors may be able to offer goods and services at a lower price than we can. In addition, competing services may be able to obtain more or better music content or may be able to license digital music on more favorable terms than we can, which could harm the ability of our online music services to compete effectively in the marketplace.

The Internet and media distribution industries are undergoing substantial changes, which have resulted in increased consolidation. Many companies in these industries have been going out of business or are being acquired by competitors. As a result, we may be competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

         o competitors could obtain exclusive access to desirable songs, thus decreasing our ability to offer the songs that audiences most desire;
         o competitors could obtain exclusive access to certain distribution channels which could decrease our ability to distribute music;
         o suppliers of important or emerging technologies could be acquired by a competitor or other company which could prevent us from being able to utilize such technologies in our offerings, and disadvantage our offerings relative to those of competitors;
         o a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and
         o other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or digital music rights, or which could dramatically change the market for our products and services.

Any of these events could put us at a competitive disadvantage, which could prevent us from building customers, revenue and market share. They could also force us to expend greater resources to meet new or additional competitive threats, which could also harm our operating results. We believe that consumers in the 35+ age group would be interested in a website which would allow them to buy music and at the same time benefit a charity or cause of their choice. We also believe that the 35+ age group is less likely to use file sharing services because they may be less comfortable with technology, and more likely to respect copyright laws. Accordingly, a significant market sector that we will focus our marketing efforts for our charity music website will be these older consumers. To do so we must recruit the best of those established and highly visible artists with whom this constituency identifies. It is certain that our ability to recruit such recording artists and effectively market to this audience will play a significant role in our success as a company. Management believes that Sound Revolution will achieve success in achieving these goals for the following reasons:

         o Major record labels that dominate North American music sales have high overheads including expensive management salaries, and may not be interested in producing and promoting new songs by older artists who cannot generate the raw sales volume required for them to break even and profit.

         o Sound Revolution's overhead is significantly lower than the major record labels, and we may be able to achieve profitability with much lower revenues and therefore we have to sell far fewer units to establish our desired margins with our major artists.

         o Sound Revolution allows artists to communicate and make sales directly to their fans. Whereas most independent labels must first sell to and then pay distribution companies to make their products available to consumers, Sound Revolution requires no middleman.

We believe that the following factors may give us a competitive edge:

         o We believe that there are no other companies currently offering musicians software to enable them to sell their digital music directly to their customers as well as an opportunity to sell their digital music though a website which will offer music purchasers an opportunity to benefit a charity of their choice.

         o We have been careful to keep our costs down by limiting the number of employees we have, and currently we do not have any employees.

         o Many of the contractors hired by Sound Revolution work from home, and most of them use their own equipment and computers to create media or provide us with other services. We hope that this will allow us to scale up our infrastructure if we are able to secure more contracts to produce digital media or if licensing agreements allow us to develop articles and graphics for our websites in house. We believe that in today's volatile market place, it is essential to have an easily scaled infrastructure.

SOURCES AND AVAILABILITY OF RAW MATERIALS

As of the date of this prospectus, we have no need for raw materials or suppliers.

CUSTOMER BASE

As of the date of this prospectus, we have no customers. If we are able to establish a customer base in the future, we may become dependent on a few major customers.

INTELLECTUAL PROPERTY

We own the copyright in the websites www.soundrevolution.net and www.charitytunes.com. We are in the process of applying to the US Patent and Trademark Office for trademark registration for Fanpro(TM), the software for which we are currently developing design specifications.

LEGISLATION AND GOVERNMENT REGULATION

Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. In addition to recent laws enacted by the United States Congress regulating children's privacy, copyrights and taxation, Sound Revolution is subject to rules and regulations around the world which effect the business of the Internet. Also, because Sound Revolution carries on business in Canada, it is subject to laws regarding employment, taxes and other regulatory issues for its Canadian operations.

The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business on the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, regulation on what websites contain, and sales and use tax. For example, changes in copyright law could require us to change the manner in which we conduct business or increase our costs of doing business. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

RESEARCH AND DEVELOPMENT

On July 23, 2004, Sound Revolution conducted its first Business Development Think Tank. Participants included Sound Revolution's Chief Financial Officer, Penny Green, our Vice President of Production, Ryan Tunnicliffe, Chris Russell, Chief Technology Officer of View Assessments Inc., Stephanie Hartman, an independent marketing consultant, George Muenz, General Manager of Netnation Communications Inc., and Angela Green, a software engineer and the sister of Penny Green, our Chief Financial Officer. At the Think Tank, which took place at Sound Revolution's offices, the participants together discussed the Internet, digital media and digital music industries, where potential business opportunities lay and how Sound Revolution might take advantage of new opportunities by incorporating plans for new products or services into its business plan. Each of the participants, except Ms. Green, were compensated with 2,000 shares of our common stock, valued at $0.20 per share, for total compensation of $2,000. Sound Revolution management determined that the price of $0.20 per share was appropriate because it was the offering price of our common stock in the most recent private placement we had completed at the time.
Each of the participants in the Think Tank signed an agreement in the same form of the Business Development Think Tank Agreement which with Ryan Tunnicliffe which is attached as Exhibit 10.3 to the SB-2 filed by Sound Revolution on August 19, 2004. Sound Revolution also issued 4,500 shares, valued at $0.20 per share, totaling $900 as compensation for research services regarding the online music industry. Other than these expenses, we have not spent any money on research and development. Management has engaged in online research to develop our business plan, and to assist us in choosing technology partners. We are in the process of setting up a series of focus groups through which we intend to review and further develop our music acquisition and marketing plans for charitytunes.com.

ENVIRONMENTAL LAW COMPLIANCE

To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

EMPLOYEES

As of November 10, 2004, we have no part time or full time employees. As of November 10, 2004 we have three contractors who work part time on a regular basis, our President, Heather Remillard, our Chairman and Secretary, Penny Green, and our Vice President, Production, Ryan Tunnicliffe.

We also engage independent contractors in the areas of marketing, web design, accounting, sales, business development and legal services. We consider our relations with our contractors to be good.

REPORTS TO SECURITY HOLDERS

Upon effectiveness of this registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Other information may be obtained from our Company website, http://www.soundrevolution.net.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

OVERVIEW

Sound Revolution is a development stage company and our efforts have been principally devoted to developing a website through which we intend to sell digital music downloads, and developing email management software which will enable musicians to market their music and music related products online.

We anticipate that our business will incur significant operating losses in the future. At this time, we believe that our success depends on our ability to complete development of our products and bring them to market quickly.

Sound Revolution's existence is dependent upon management's ability to develop profitable operations and resolve it's liquidity problems. Management anticipates Sound Revolution will attain profitable status and improve its liquidity through the continued developing of its products and establishing a profitable market for Sound Revolution's products and additional equity investment in Sound Revolution. Sound Revolution is currently in final negotiations to develop its website charitytunes.com, for which it anticipates it will need to spend approximately $12,000 to develop. We are currently negotiating a plan with a software developer to have the site completed by the summer of 2005. We have completed a form of digital music rights acquisition and we are currently discussing with several owners of digital music rights for licensing of their songs on charitytunes.com. Our plans are to have our website WWW.CHARITYTUNES.COM fully functioning, with a good selection of digital music for sale, and the participation of several charities to assist us in marketing the website, by the end of 2005.

We are currently designing the specifications for our email management software and we hope to enter into an agreement for the full development of the software by the summer or fall of 2005 and have this product available for launch into the market by the summer of 2006. Neither the website charitytunes.com nor our email marketing software is currently generating revenues. However, we hope to be generating revenues from charitytunes.com by early 2006 and generating revenues from our email management software by summer, 2006.

In order to improve Sound Revolution's liquidity, Sound Revolution intends to, in the summer or fall of 2005, begin pursuing additional equity financing through discussion with investment bankers and private investors. There can be no assurance Sound Revolution will be successful in its efforts to secure additional equity financing. If Sound Revolution is unable to raise equity or obtain alternative financing, Sound Revolution may not be able to continue operations with respect to the continued development and launch of its website charitytunes.com, or the development of its fan management software and the Company may have to cease development activities.

If operations and cash flow improve through these efforts, management believes that Sound Revolution can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

We intend to spend approximately $14,000 over the course of the next year to develop our website charitytunes.com and another $10,000 in the development of our fan management software.

RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2004 AND AUGUST 31, 2003

REVENUES:

Sound Revolution recorded revenues of $4,052 for the six month period ended August 31, 2003 verses no revenues in the six month period ended August 31, 2004. The $4,052 in revenues are the only significant revenues Sound Revolution has ever recorded. These revenues were generated from ticket sales to an event called SHOW! which Sound Revolution co-produced and which featured visual artists and live musical performances. Tickets to SHOW! were sold at a price of approximately $11 each prior to the event and for approximately $15 each at the door. At the time the event SHOW! took place, Sound Revolution had contemplated that it would produce live events on a regular basis in order to promote musicians that Sound Revolution was doing business with. Since then, management has decided to focus Sound Revolution's efforts on building our music download website, www.charitytunes.com and on designing our email management software. We therefore do not expect to generate significant revenues from ticket sales for live events in the future.

COST OF SALES:

The cost of sales for the six month period ended August 31, 2003 were $4,105, $2,249 of which were paid to Heather Remillard, our President, for coordination fees of SHOW!, and the balance for the cost of producing and marketing the event. The costs of sales for the three month period ended August 31, 2003 were $4,105, $2,249 of which were paid to Heather Remillard, our President, for coordination fees of SHOW!, and the balance for the cost of producing and marketing the event. Cost of Sales for both of these periods are the same since the event took place in June, 2003 and was therefore included in the calculation of the three months ended August 31, 2003. As Sound Revolution generated no revenues for the six month period ended August 31, 2004, there are no cost of sales for this period.

EXPENSES:

The major components of our expenses for the three months ended August 31, 2004 are marketing fees $468 consisting of website hosting fees, professional fees of $8,698 which are mainly attributable to our auditor costs, director fees of $1,293 which were paid to Susanne Milka, our director and the sole member of our audit committee, research and development of $2,900 which was paid in the form of shares to participants in our business development think tank and other consultants for research on the online music industry, and general and administrative expenses of $2,788, which include telephone fees, couriers, office supplies and $150 U.S. dollars ($200 Canadian) monthly for rent. Our total expenses for the period were $16,175, an increase of $15,881 from the three month period ended August 31, 2003. The difference is mainly attributable to our auditor costs. In the three month period ended August 31, 2003 our marketing fees were $70. These fees consisted of web hosting fees.

The major components of our expenses for the six months ended August 31, 2004 are marketing fees $660, consisting of website hosting fees, professional fees of $13,873 which are mainly attributable to our auditor costs, director fees of $2,032 which were paid to Susanne Milka, our director and the sole member of our audit committee, research and development of $2,900 which was paid to participants in our business development think tank and other consultants for research on the online music industry, and general and administrative expenses of $3,920, consisting of telephone fees, couriers, office supplies and approximately $150 U.S. dollars ($200 Canadian) monthly for rent. Our total expenses for the period were $23,413, an increase of $22,509 from the six month period ended August 31, 2003. The difference is mainly attributable to our auditor costs, director fees and research and administration. Our monthly general and administrative fees were more in 2004 because on May 14, 2004 we entered into a lease agreement to rent offices with a studio whereby we agreed to pay $150 U.S. dollars ($200 Canadian) in monthly lease payments. Our first lease payment was made on June 1, 2004 and we are obligated to pay $150 U.S. dollars ($200 Canadian)for the balance of the lease term. The lease term ends on May 31, 2007 but may be terminated by Sound Revolution at any time on one month's notice.

The only executive compensation paid during the six months ended August 31, 2004 was $2,032 paid as director fees to Susanne Milka. There was no executive compensation accrued.

NET LOSSES

Net loss for the three months ended August 31, 2004 was $16,175 and loss per share was $0.0016 compared to a net loss of $347 and loss per share of $0.0000 for the three months ended August 31, 2003. Net loss for the six month period ended August 31, 2004 was $23,413 and loss per share was $0.0023 compared to a net loss of $957 and loss per share of $0.0001 for the six months ended August 31, 2003. The increase in losses was primarily due to auditor fees, director fees, research and development and an increase in general and administrative expenses.

RESULTS OF OPERATIONS FOR THE YEAR ENDED FEBRUARY 29, 2004 AS COMPARED TO THE YEAR ENDEND FEBRURARY 28, 2003

REVENUES

Revenues for the year ended February 29, 2004 were $4,117 as compared to no revenue for the year ended February 28, 2003. All of the revenues generated in the year ended February 29, 2004 were received pursuant to ticket sales for the live event SHOW! which took place in June, 2003. Sound Revolution intends to have one or two events over the next few years, but does not anticipate that the production of events to be a significant revenue source in the future.

COST OF SALES

The cost of sales for the year ended February 29, 2004 were $4,105, $2,249 of which were paid to Heather Remillard, our President, for coordination fees of SHOW!, and the balance for the cost of producing and marketing the event. There were no costs of sales for the year ended February 28, 2003 as we had no revenues during this period.


EXPENSES

The major components of our expenses for the year ended February 29, 2004 are $734 for marketing fees (consisting of web design and development fees), $368 for professional fees, $478 for general and administrative expenses for total expenses of $1,580. The results for the twelve months ended February 28, 2003 were expenses of $967 for marketing, $423 for professional fees, $1,246 for general and administrative fees, totaling $2,636.

There was no executive compensation paid or accrued in the years ended February 29, 2004 and February 28, 2003.

NET LOSSES

Net loss decreased for the year ended February 29, 2004 to $1,632 as compared with a net loss of $2,636 for the year ended February 28, 2003. The decreased loss in the year ended February 29, 2004 attributable to revenues of $4117 generated from ticket sales from one live event, SHOW!. Sound Revolution does not anticipate that it will generate significant revenues from live events in the future.

LIQUIDITY AND CAPITAL RESOURCES

As of August 31, 2004, we had working capital of $43,204. We intend to continue to make financial investments in marketing, digital music rights acquisitions, technology, software development and website development. Sound Revolution expects to incur substantial losses over the next year.

We have entered into an agreement with DomainPeople which allows us to resell domain names for a fee. Management, however, has decided that Sound Revolution should focus on developing its website charitytunes.com and building its email management software over the next 12 months, and so we do not anticipate that we will be offering domain names to anyone over the next 12 months or generating any revenues from this alliance with DomainPeople.

We have been negotiating with charities and other companies to build marketing alliances. Also, we have been negotiating with owners of music rights for licensing of music for our website www.charitytunes.com. In some instances, we may use shares to compensate music rights owners as an advance and guarantee of future royalties. Our acquisition of music rights could affect our operating results over the next several fiscal periods.

As a result of Sound Revolution's operating loss of $36,373 from its inception on June 4, 2001 through August 31, 2004, Sound Revolution generated a deficit accumulated during the development stage of $36,373. Sound Revolution met its cash requirements during this period through the receipt of $21,240 of cash advanced by Bacchus Entertainment Ltd., a company 100% owned by Penny Green, Sound Revolution's Chairman, as well as $46,235 received in exchange for the sales of Sound Revolution's common stock in private placements.

At August 31, 2004 and August 31, 2003, our current ratios are 11.97 and .41 respectively. We have not generated significant revenue in any period to carry our costs of operations, realizing a negative cash flow from operations of $16,686 for the six months ended August 31, 2004 compared to a negative cash flow of $1,132 for the six months ended August 31, 2003. We have derived our liquidity principally from the sale of our common stock in 2001 for $7,958, $46,210 raised in the three months ended August 31, 2004 from the sale of common stock, an assessed value of $2,899 worth of our common stock being paid for services, and shareholder loans of $15,629.

As of August 31, 2004, we had received loans from Penny Green, our Chairman and Chief Executive Officer, totaling $8,200 and loans from Bacchus Entertainment Ltd. ("Bacchus"), a company owned by Penny Green, in the amount of $13,040, for a combined total of $21,240. The loans were made to Sound Revolution in the following amounts: $5,611 in the year ended February 28, 2004, $9,258 in the three months ended May 31, 2004, and $6,371 in the three months ended August 31, 2004.

On August 31, 2004, Penny Green, Sound Revolution and Bacchus entered into an agreement, whereby the parties agreed that the net amount of monies borrowed by Sound Revolution from Penny Green and Bacchus would all convert to a loan owed by Sound Revolution to Bacchus and that Bacchus would make further loans to Sound Revolution from time to time as requested by Sound Revolution up to an aggregate amount of $70,000, so long as the request was made prior to August 31, 2006. It was also agreed that interest would accrue on any outstanding balance at an annual rate of 10% beginning on September 1, 2004. Pursuant to the monies received by Sound Revolution and the loan agreement signed on August 31, 2004, the total amount of monies owed by Sound Revolution to Bacchus as of August 31, 2004 was $21,240. A copy of the loan agreement is attached as Exhibit 10.5.

Our losses for the three months ended August 31, 2004 were $16,175 or $5,392 per month. We estimate that our expenses over the next 12 months will be approximately $63,050 as follows:

         $14,000 for development of the first phase of our website
           charitytunes.com
         $20,000 in auditor and legal fees
         $10,000 for development of the first phase of our email management software
         $2,050 in director's fees
         $12,000 general administration expenses
         $5,000 in marketing fees

As of August 31, 2004, we had cash equivalents of $47,307, and we believe that we need approximately an additional $16,000 to meet our capital requirements over the next 12 months. Our intention is to obtain this money by requesting loans from Bacchus according to the loan agreement entered into on August 31, 2004. If, over the next twelve months, opportunities arise, or other circumstances arise which significantly alter our immediate capital needs, then we will seek equity financing from our existing shareholders and from friends or family of our officers and directors through private placements. Once phase one of our website charitytunes.com is complete, we intend to seek financing of between $500,000 and $1,000,000 to complete and launch our products into the market.

Sound Revolution will continue to engage outside contractors and consultants who are willing to be paid in stock rather than cash. Expenses incurred which cannot be paid in stock, such as Auditors fees, will be paid through cash. If the cash in our account is insufficient to cover our Auditor fees, we will cover our expenses by accessing loans from Bacchus through our loan agreement signed on August 31, 2004. While Sound Revolution believes these measures will sufficiently address Sound Revolution's deficiency in liquidity, there are no assurances Sound Revolution's capital requirements will not increase. If Sound Revolution is unable to raise necessary capital to meet its capital requirements, Sound Revolution may not be able to pay its internet hosting fees, which may mean Sound Revolution's website and digital music may never become available to the public, and Sound Revolution may not be able to pay its auditor which could result in failure to comply with accounting disclosure requirements.

As Sound Revolution expands in the future, and once our products are ready for distribution, Sound Revolution will incur additional costs for personnel. In order for Sound Revolution to attract and retain quality personnel, management anticipates it will need to offer competitive salaries, issue common stock to consultants and employees, and grant Sound Revolution stock options to future employees. We anticipate that we will need approximately $200,000 per year beginning in 2006 to pay salaries to employees in working in the areas of marketing, sales and accounting.

The effect of inflation on Sound Revolution's revenue and operating results was not significant. Sound Revolution's operations are located primarily in Canada. We expect that once charitytunes.com is operational and we are selling digital music to the public, we may experience a seasonality in our business, reflecting traditional retail seasonality patterns affecting sales of recorded music. Sales in the traditional retail music industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters.

Sound Revolution's independent certified public accountants have stated in their report dated May 3, 2004 included herein, that Sound Revolution has incurred operating losses from its inception, and that Sound Revolution is dependent upon management's ability to develop profitable operations. These factors among others may raise substantial doubt about Sound Revolution's ability to continue as a going concern.

New Accounting Standards

Statement of Financial Accounting Standards ("SFAS") No. 147 gives guidance on accounting for the acquisition of financial institutions (effective for acquisitions on or after October 1, 2002). SFAS No. 148 clarifies treatment of stock-based compensation (effective for fiscal years ending after December 15, 2002). SFAS No. 149 amends existing standards on derivatives (effective for derivatives entered into or modified after June 30, 2003). SFAS No. 150 gives guidance on the accounting for certain financial instruments with characteristics of both liabilities and equity (effective for financial instruments entered into after May 31, 2003). Financial Accounting Standards Board Interpretation No. 46 requires consolidation of certain variable interest entities (effective for fiscal years ending after December 15, 2003). These new standards do not have an effect on the Company's consolidated financial statements.

                             DESCRIPTION OF PROPERTY

Our offices and studio are located at 507 - 3955 Gravely Street, Burnaby, British Columbia, telephone (604)780-3914, fax (604) 408 5177. The studio, which is approximately 500 square feet, is located within Greenhouse Studios Inc. a studio which offers music production services. We lease the premises and equipment from Ryan Tunnicliffe, who is an officer of Sound Revolution. We pay Mr. Tunnicliffe $141 U.S. Dollars ($200 Canadian) per month for the facilities. The property is equipped with full music production and multimedia production facilities, including the following: Computer DAW Running Emagic Logic, Nuendo and Pro tools Computer Non-Linear Editing System, 210gb Adobe Premeire, After Effects Roland JV-30 midi controller Yamaha RM1x Midi Sequencer Emu Launch Pad Midi Controller Korg Electribe ES Groove Sampler Yamaha Ry-30 Rhythm Programmer Korg MicroKorg Synthesiser, Ensoiq DP4+, Aphex Aural Exciter, Emu ESI-4000 Sampler Lexocon Vortex Signal Processor, DeltaLab Effectron Delay Line, Symtrix SG-200 Dual Signal Gates (2), Spirirt Folio Mixer, Videoonics Mx1. video mixer, Yamaha cs-10 Vintage Analog Synth, Yamaha cs-15, Vestex Turntables and Mixer Sony TRV-900 3CCD DV, Canon Vistua Digital Video Camera, and an Audio Technica 291b Mic. A copy of the lease agreement is attached as Exhibit No. 10.2. Internet connection and fax are included in our monthly lease payment. We pay an additional fee for our telephones.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000. We are a partially owned subsidiary of Bacchus Entertainment Ltd., a company incorporated in British Columbia which is 100% owned by Penny Green.

Our President, Heather Remillard, and our Chairman and Chief Financial Officer, Penny Green, were our only promoters.

                  MARKET FOR COMMON EQUITY AND RELATED MATTERS

MARKET INFORMATION

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our registration statement has been declared effective by the Securities and Exchange Commission. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of November 10, 2004, there were 41 holders of record of our common stock.

                             EXECUTIVE COMPENSATION

Sound Revolution has paid the following compensation to its executives for the past three years:

                                                  Annual Compensation             Long Term Compensation
                                                     (U.S. Dollars)
                                        ------------------------------------------- ---------------------------------
                                                                                  Awards                 Payouts
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
Name and Principal Position           Year (1)   Salary Bonus   Other Annual      Restricted   Securities   LTIP    All Other
                                                 ($)    ($)     Compensation ($)  Stock        Underlying   Payouts Compensation
                                                                                  Awards       Options/SARs
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
Heather Remillard,
Chief Executive Officer & President   2004       0      0       2,249    (2)      0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
                                      2003       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
                                      2002       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
Penny Green,
Chief Financial Officer & Chairman    2004       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
                                      2003       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
                                      2002       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
Susanne Milka
Director                              2004       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
                                      2003       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
                                      2002       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
Ryan Tunnicliffe
Director                              2004       0      0       298   (3)         0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
                                      2003       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------
                                      2002       0      0       0                 0            0         0          0
------------------------------------- ---------- ------ ------- ----------------- ------------ --------- ---------- -----------

      (1) 2004, 2003 and 2002 refer to fiscal years ended February 29, 2004, February 28, 2003 and February 28, 2002, respectively. (2) Ms. Remillard was paid $2,249 for the production and promotion of Sound Revolution's event, SHOW! (3) Mr. Tunnicliffe received $298 for an advance on music licensing revenues pursuant to a music distribution agreement he signed with Sound Revolution on August 1, 2003.

                              FINANCIAL STATEMENTS

The response to this Item is included as a separate Exhibit to this report. Our Audited Financial Statements for the years ended February 29, 2004 and February 28, 2003 are attached as pages F-3 through F-11 and our unaudited Financial Statements for the quarter ended August 31, 2004 have been included in this prospectus as pages F-12 through F-19.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

The accounting firm of Peterson Sullivan, PLLC, Certified Public Accountants, audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS
                   ------------------------------------------

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, agent or employee of the registrant or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to the registrant or its stockholders;
         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
         o under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

Our Bylaws provide that:

         o we may indemnify our directors and officers to the fullest extent permitted by Delaware law;
         o we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and
         o we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our Certificate of Incorporation and Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Reference is made to the Registrant's Certificate of Incorporation filed as
Exhibit 1 and to the Registrant's By-Laws filed as Exhibit 2 to this document

We have no directors and officers liability insurance at this time. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows

Securities and Exchange Commission filing fee                        $        7
Legal fees and expenses*                                                  1,500
Accounting fees and expenses*                                            10,500
Printing & Marketing expenses                                               N/A
Miscellaneous*                                                              300
                                                                      ---------
                                                        Total         $  12,307
                                                                      =========

                     RECENT SALES OF UNREGISTERED SECURITIES

In June, 2001, we issued 2,000,000 shares of our common stock to our founder, Penny Green, an "accredited" investor, for $200. In June, 2001, for $600 we issued 6,000,000 shares of our common stock to Bacchus Entertainment Ltd., a company controlled and owned by Penny Green. In June, we issued 2,000,000 shares to Heather Remillard, our President, for $7,254. These transactions did not involve a public offering and were exempt from registration in the U.S. pursuant to Section 4(2) and regulation S of the Securities Act of 1933.

In September, 2001, we issued 7,000 shares of our common stock at a price of $0.15 per share, or aggregate proceeds of 1,400. Our offering was made available to residents of British Columbia, Canada through exemptions to family and friends of the directors and officers. These transactions did not involve a public offering and were exempt from registration in the U.S. pursuant to
Section 4(2) and regulation S of the Securities Act of 1933. All of these investors were "accredited" investors.

In July, 2004, we issued 248,314 shares of our common stock at a price of $0.20 per share, or aggregate proceeds of $49,662.80. Our offering was made available to residents of British Columbia, Canada through exemptions for business associates, friends and family of Sound Revolution. These transactions did not involve a public offering and were exempt from registration in the U.S. pursuant to Section 4(2) and regulation S of the Securities Act of 1933. All of these investors were "accredited" investors.

In July, 2004, Sound Revolution issued 14,500 shares of our common stock in payment for consulting services, valued cumulatively at $2,900, or $.20 per share. The following lists the individuals to which the shares were issued and their relationship to Sound Revolution:

Name                Number of shares         Relationship to Company
--------------------------------------------------------------------------------
Chris Russell            2,000               Business development Consultant

Angela Green             2,000               Business development Consultant

Stephanie Hartman        2,000               Business development Consultant

Ryan Tunnicliffe         5,000               Vice President, Production

George Muenz             2,000               Business development Consultant

Peter Gordon             1,500               Business development Consultant

These issuances were considered exempt from registration under Section 4(2) of the Securities Act of 1933 (transactions by an issuer not involving any public offering).

                                    EXHIBITS

Exhibit Number Exhibit Description
-------------- -------------------

3.1 (1)            Articles of Incorporation as filed with the Delaware
                     Secretary of State on June 4, 2001
3.2 (1)            Bylaws
4   (1)            Instrument Defining the Right of Holders - Form of Share
                     Certificate
5   (1)            Legal Opinion
5.1                Legal Opinion dated November 4, 2004
10.1 (1)           Music Distribution Agreement with Ryan Tunnicliffe
10.2 (1)           Lease Agreement with Ryan Tunnicliffe
10.3 (1)           Business Development Think Tank Agreement with Ryan
                     Tunnicliffe
10.4               Website Development Agreement with Ryan Tunnicliffe
10.5               Loan Agreement with Bacchus Entertainment Ltd. and Penny
                     Green
21   (1)           Subsidiaries of Sound Revolution Inc.
23.1 (1)           Consent of Legal Expert
23.2 (1)           Consent of Auditor

--------------
(1)  previously filed as exhibits to the Company's Form SB-2 filed August 19,
     2004

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         o include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         o reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         o include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

5. In the event that a claim for indemnification against the liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 12th day of November, 2004.

                                                   SOUND REVOLUTION INC.

                                                   By: /s/ Heather Remillard
                                                       ------------------------
                                                       President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES                    TITLE                               DATE
----------                    -----                               ----

/s/ Heather Remillard         Director, Chief Executive         November 12,2004
---------------------------   Officer, President
Heather Remillard

/s/ Penny Green               Director, Chief Financial         November 12,2004
---------------------------   Officer, Principal Accounting
Penny Green                   Officer

/s/ Susanne Milka             Director                          November 12,2004
---------------------------
Susanne Milka

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       FINANCIAL STATEMENTS AND SCHEDULES

                     FEBRUARY 29, 2004 and February 28, 2003

                              SOUND REVOLUTION INC.
                          (A DEVELOPMENT STAGE COMPANY)

All of the financial statements of Sound Revolution Inc. included herein are in U.S. dollars.

                              SOUND REVOLUTION INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                                        Page No.
                                                                        --------
Report of Independent Certified Public Accountants                           F-3

Consolidated Balance Sheets February 29, 2004 and February 28, 2003          F-4
Consolidated Statement of Operations for the Years Ended February
         29, 2004 and February 28, 2003, and for the Period from June 4,
         2001 (date of inception) to February 29, 2004                       F-5
Consolidated Statement of Comprehensive Income (Loss) for the Years
         Ended February 29, 2004 and February 28, 2003, and for the
         Period from June 4, 2001 (date of inception) to February 29, 2004 F-6 Consolidated Statement of Stockholders' (Loss) Equity for the Years
         Ended February 29, 2004 and February 28, 2003 and for the
         Period from June 4, 2001 (date of inception) to February 29, 2004 F-7 Consolidated Statement of Cash Flows for the Ended February 29, 2004
         and February 28, 2003 and for the Period from June 4, 2001
         (date of inception) to February 29, 2004                            F-8
Notes to Consolidated Financial Statements                            F-9 - F-11

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Condensed Consolidated Balance Sheet as of August 31, 2004                  F-12
Consolidated Statements of Operations for the Three and Six Months
         Ended August 31, 2004 and August 31, 2003 and for the Period
         From June 4, 2001 (date of inception) to August 31, 2004           F-13
Consolidated  Statements of Comprehensive Income for the Three and
         Six Months Ended August 31, 2004 and August 31, 2003 and for
         the Period from June 4, 2001 (date of inception) to
         August 31, 2004                                                    F-14
Consolidated  Statements of Stockholders' Equity for the Three and Six
         Months Ended August 31, 2004 and August 31, 2003 and for the
         Period from June 4, 2001 (date of inception) to August 31, 2004 F-15 Consolidated Statements of Cash Flows for the Six Months
         Ended August 31, 2004 and August 31, 2003 and for the Period
         from June 4, 2001 (date of inception) to August 31, 2004           F-16
Notes to Consolidated Financial Statements                            F-17 - F19

PETERSON SULLIVAN PLLC
601 UNION STREET SUITE 2300
SEATTLE WA 98101
(206) 382-7777 FAX 382-7700

                          CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors
    and Shareholders
Sound Revolution, Inc.
   and Subsidiary
Vancouver, BC Canada

We have audited the accompanying consolidated balance sheets of Sound Revolution, Inc. (a development stage company) and Subsidiary as of February 29, 2004, and February 28, 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, and for the period from June 4, 2001 (date of inception) to February 29, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Revolution, Inc. (a development stage company) and Subsidiary as of February 29, 2004 and February 28, 2003, and the results of their operations and their cash flows for the years ended February 29, 2004, and February 28, 2003, and for the period from June 4, 2001 (date of inception) to February 29, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not been able to generate significant revenues to date and as a result has an accumulated deficit of U.S. $12,960 at February 29, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

May 3, 2004
Seattle, Washington

                      SOUND REVOLUTION, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS
                     February 29, 2004 and February 28, 2003
                                  (U.S.Dollars)

     ASSETS                                               2004           2003
                                                       -----------   -----------
Current Asset
  Cash                                                 $       79    $      499

Music rights                                                  298
                                                       -----------   -----------
                                                       $      377    $      499
                                                       ===========   ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Due to stockholder                                   $    5,611    $    3,489
  Accounts payable                                                          175
                                                       -----------   -----------
        Total current liabilities                           5,611         3,664

Stockholders' Equity
   Common stock, $.0001 par value, 80,000,000
     common shares authorized; 10,007,000 shares
     issued and outstanding                                 1,001         1,001
   Additional paid-in capital                               7,958         7,958
   Deficit accumulated during the development stage       (12,960)      (11,328)
   Accumulated other comprehensive income (loss)           (1,233)         (796)
                                                       -----------   -----------
                                                           (5,234)       (3,165)
                                                       -----------   -----------
                                                       $      377    $      499
                                                       ===========   ===========

                 See Notes to Consolidated Financial Statements


                        SOUND REVOLUTION, INC. AND SUBSIDIARY
                            (A Development Stage Company)

                        CONSOLIDATED STATEMENTS OF OPERATIONS
          For the Years Ended February 29, 2004 and February 28, 2003, and for the Period from June 4, 2001 (Date of Inception) to February 29, 2004
                                   (U.S. Dollars)

                                                                        Cumulative
                                                                        During the
                                                                        Development
                                            2004           2003            Stage
                                       -------------   -------------   -------------
Sales                                  $      4,117    $         --     $     4,117
Cost of Sales                                 4,169                           4,169
                                      --------------   -------------    ------------
Gross Margin                                    (52)                            (52)

Expenses
  Marketing                                     734             967           6,694
  Professional fees                             368             423           1,722
  General and administrative                    478           1,246           4,492
                                       -------------   -------------   -------------
     Total expenses                           1,580           2,636          12,908
                                       -------------   -------------   -------------
     Net loss                          $     (1,632)   $     (2,636)   $    (12,960)
                                       =============   =============   =============

Net loss per common share (basic and
    fully diluted)                     $      (0.00)   $      (0.00)   $      (0.00)
                                       =============   =============   =============

Weighted average number of common
    shares outstanding                   10,007,000      10,007,000       9,849,419
                                       =============   =============   =============

                   See Notes to Consolidated Financial Statements

                                       F-5


                           SOUND REVOLUTION, INC. AND SUBSIDIARY
                               (A Development Stage Company)

                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
             For the Years Ended February 29, 2004 and February 28, 2003, and
         for the Period from June 4, 2001 (Date of Inception) to February 29, 2004
                                      (U.S. Dollars)

                                                                              Cumulative
                                                                              During the
                                                                              Development
                                                 2004            2003            Stage
                                             -------------   -------------   -------------
Net loss                                     $     (1,632)   $     (2,636)   $    (12,960)

Other comprehensive income (loss)
   Foreign currency translation adjustment           (437)           (137)         (1,233)
                                             -------------   -------------   -------------

     Comprehensive loss                      $     (2,069)   $     (2,773)   $    (14,193)
                                             =============   =============   =============

                      See Notes to Consolidated Financial Statements

                                            F-6



                                           SOUND REVOLUTION, INC. AND SUBSIDIARY
                                               (A Development Stage Company)

                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (LOSS) EQUITY
                              For the Years Ended February 29, 2004 and February 28, 2003, and
                         for the Period from June 4, 2001 (Date of Inception) to February 29, 2004
                                                       (U.S. Dollars)
                                                                                  Deficit
                                                                                Accumulated      Foreign
                                             Common Stock           Additional   During the      Currency
                                     ---------------------------      Paid-in    Development    Translation
                                        Shares         Amount         Capital       Stage        Adjustment        Total
                                     ------------   ------------   ------------  ------------   ------------   ------------
Issuance of common stock for cash:
  June 15, 2001                        8,000,000    $       800    $        --   $        --    $        --    $       800
  June 27, 2001                        2,000,000            200          7,054                                       7,254
  August 31, 2001                          7,000              1            904                                         905

Translation adjustment                                                                                 (659)          (659)

Net loss for period                                                                   (8,692)                       (8,692)
                                     ------------   ------------   ------------  ------------   ------------   ------------
Balances, February 28, 2002           10,007,000          1,001          7,958        (8,692)          (659)          (392)

Translation adjustment                                                                                 (137)          (137)

Net loss for year                                                                     (2,636)                       (2,636)
                                     ------------   ------------   ------------  ------------   ------------   ------------
Balances, February 28, 2003           10,007,000          1,001          7,958       (11,328)          (796)        (3,165)

Translation adjustment                                                                                 (437)          (437)

Net loss for year                                                                     (1,632)                       (1,632)
                                     ------------   ------------   ------------  ------------   ------------   ------------
Balances, February 29, 2004           10,007,000    $     1,001    $     7,958   $   (12,960)   $    (1,233)   $    (5,234)
                                     ============   ============   ============  ============   ============   ============

                                       See Notes to Consolidated Financial Statements

                                                            F-7


                                 SOUND REVOLUTION, INC. AND SUBSIDIARY
                                     (A Development Stage Company)

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                   For the Years Ended February 29, 2004 and February 28, 2003, and
               for the Period from June 4, 2001 (Date of Inception) to February 29, 2004
                                            (U.S. Dollars)

                                                                                         Cumulative
                                                                                         During the
                                                                                         Development
                                                             2004            2003            Stage
                                                         -------------   -------------   -------------
Cash Flows from Operating Activities
  Net loss for period                                    $     (1,632)   $     (2,636)   $    (12,960)
  Adjustment to reconcile net loss for period
  to net cash used in operating activities
    Decrease in accounts payable                                 (175)            (53)
                                                         -------------   -------------   -------------
             Net cash used in operating activities             (1,807)         (2,689)        (12,960)

Cash Flows from Investing Activities
  Purchase of music rights                                       (298)                           (298)

Cash Flows from Financing Activities
  Issuance of common stock for cash                                                             8,959
  Net advances from stockholder                                 2,122           2,876           5,611
                                                         -------------   -------------   -------------
             Net cash provided by financing activities          2,122           2,876          14,570

             Foreign exchange effect on cash                     (437)           (137)         (1,233)
                                                         -------------   -------------   -------------
             Net increase (decrease) in cash                     (420)             50              79

Cash, beginning of period                                         499             449
                                                         -------------   -------------   -------------
Cash, end of period                                      $         79    $        499    $         79
                                                         =============   =============   =============

                            See Notes to Consolidated Financial Statements

                                                  F-8

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY
-----------

Sound Revolution, Inc. (the "Company"), was incorporated under the laws of the State of Delaware. While the Company sponsored one marketing event to promote its intended purpose in fiscal year 2004, it continues to be in the development stage. The Company is planning to pursue the business of providing tools and services for music distribution and promotion. The Company has a wholly owned subsidiary, Sound Revolution Recordings, Inc., which was incorporated in British Columbia, Canada on June 20, 2001, for the purpose of carrying on music marketing services in British Columbia.

PRINCIPLES OF CONSOLIDATION
---------------------------

The accompanying consolidated financial statements are stated in U.S. dollars and include the accounts of the Company and its wholly-owned subsidiary, Sound Revolution Recordings, Inc. All intercompany accounts and transactions have been eliminated.

GOING CONCERN
-------------

As shown in the financial statements, the Company is in the development stage and has not yet generated revenues from their intended business activities. The Company has incurred losses since inception resulting in a net accumulated deficit of $12,960 at February 29, 2004. The Company's current liabilities exceed its current assets. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company will need additional working capital to continue or to be successful in any future business activities. Therefore, continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective.

The Company expects that its cash requirements over the next 12 months will not exceed $65,000. A company controlled by the Company's majority stockholder and CFO has agreed to loan the Company up to $70,000 ($5,611 has been drawn through February 29, 2004) to meet its capital requirements for that period. For working capital beyond 12 months, the Company plans to generate cash from the sale of stock to the public and existing stockholders. When possible, the Company plans to issue stock for professional services it may require.

The accompanying financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should the Company fail in any of the above objectives and is unable to operate for the coming year.

CASH
----

Cash consists of funds held in a checking account.

MUSIC RIGHTS
------------

In February 2003, The Company purchased for $298 ($400 Canadian) the rights to represent a musician artist in the release of his first musical album. The artist is also an officer of the Company.

Music rights include non-exclusive use of and distribution rights to the songs in various multi-media formats from the musician's first album. The music rights will be tested at least annually for impairment. The cost of the music rights will be expensed upon the release of the musician's first album and realization of the related royalties. The cost of music rights will not be carried beyond expiration of the license term on August 31, 2009.

DUE TO STOCKHOLDER
------------------

The Company has outstanding advances from a stockholder at February 29, 2004 and February 28, 2003. Amounts due to the stockholder are unsecured, due on demand, and have no stated rate of interest.

REVENUE RECOGNITION AND COST OF REVENUE
---------------------------------------

Revenues from the sale of tickets for musical events are recognized when the event takes place. Costs related to musical events are expensed as the related event takes place. Costs typically include show coordination fees, venue fees, event advertising and promotion, show production costs, and artist costs.

ESTIMATES
---------

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

FOREIGN CURRENCY TRANSLATION
----------------------------

The Company translates foreign assets and liabilities of its Canadian subsidiary into U.S. dollars at the rate of exchange at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rate of exchange throughout the year. Gains or losses from these translations, if significant, are reported as a separate component of other comprehensive income. At February 29, 2004 and February 28, 2003, foreign currency translation adjustments totaled $(437) and $(137), respectively.

COMPREHENSIVE INCOME AND LOSS
-----------------------------

The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Other comprehensive gain and loss, which currently includes only foreign currency translation adjustments, is shown as a component of stockholders' equity.

INCOME TAXES
------------

The Company accounts for income taxes in accordance with the liability method. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and then respective tax bases. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be receivable against future taxable income.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------

Financial instruments consist of cash, accounts payable and amounts due to stockholder. Due to the short-term nature of these amounts, fair value approximates carrying value.



NOTE 2.  RELATED PARTY TRANSACTIONS

The Company paid show coordination fees of $2,249 to an officer of the Company related to the Company's 2004 musical event. No amounts were paid to this director in 2003.

The Company has an agreement with an officer for full access to his multimedia facilities which include a digital camera, full editing suite, encoding facilities, sound and music production, and compact disk duplication. The term of the agreement requires payment to the officer of $141 ($200 Canadian) per month. The agreement expires on May 31, 2007, but may be terminated by the Company on one month's notice.



NOTE 3.  INCOME TAXES

At February 29, 2004, the Company had approximately $13,000 of net operating loss carryforwards for income tax purposes. The deferred tax asset associated with the carryforward is approximately $4,500 and $3,850 at February 29, 2004, and February 28, 2003, respectively. A full valuation allowance has been established to offset this deferred tax asset. The valuation allowance increased by approximately $650 from 2003 to 2004 and $560 from 2002 to 2003.

                      SOUND REVOLUTION, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEET

                                 August 31, 2004
                                   (Unaudited)
                                 (U.S. Dollars)

                                     ASSETS
Current Assets
     Cash                                                              $ 47,155
     Other current assets                                                   152
                                                                       ---------
           Total current assets                                          47,307
Office Equipment, net                                                     1,651
Music rights                                                                304
                                                                       ---------
                                                                       $ 49,262
                                                                       =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable                                                  $  3,951
Note Payable to Stockholder                                              21,240
Stockholders' Equity
     Common stock, $.0001 par value, 80,000,000
        common shares authorized; 10,269,814 shares
        issued and outstanding                                            1,027
     Additional paid-in capital                                          57,067
     Deficit accumulated during the development stage                   (36,373)
     Accumulated other comprehensive income (loss)                        2,350
                                                                       ---------
                                                                         24,071
                                                                       ---------
                                                                       $ 49,262
                                                                       =========

                 See Notes to Consolidated Financial Statements


                                               SOUND REVOLUTION, INC. AND SUBSIDIARY
                                                   (A Development Stage Company)

                                               CONSOLIDATED STATEMENTS OF OPERATIONS

                              For the Three and Six Months Ended August 31, 2004 and August 31, 2003,
                            and for the Period from June 4, 2001 (Date of Inception) to August 31, 2004
                                                            (Unaudited)
                                                          (U.S. Dollars)

                                              Three-Month Period Ended               Six-Month Period Ended            Cumulative
                                          ---------------------------------     --------------------------------       During the
                                            August 31,         August 31,        August 31,          August 31,        Development
                                              2004               2003               2004               2003               Stage
                                          -------------      -------------      -------------      -------------      -------------
Sales                                     $         --       $      4,052       $         --       $      4,052       $      4,117

Cost of sales                                                       4,105                                 4,105              4,169
                                          -------------      -------------      -------------      -------------      -------------
                Gross margin
                                                    --                (53)                --                (53)               (52)
Expenses

      Marketing                                    468                 70                660                565              7,354

      Professional fees                          8,698                                13,873                105             15,595

      Director fees                              1,293                                 2,032                                 2,032

      Research and development                   2,900                                 2,900                                 2,900

      Depreciation expense                          28                                    28                                    28

      General and administrative                 2,788                224              3,920                234              8,412
                                          -------------      -------------      -------------      -------------      -------------
                Total expenses                  16,175                294             23,413                904             36,321
                                          -------------      -------------      -------------      -------------      -------------
                Net loss                  $    (16,175)      $       (347)      $    (23,413)      $       (957)      $    (36,373)
                                          =============      =============      =============      =============      =============

Net loss per common share (basic and
      fully diluted)                      $      (0.00)      $      (0.00)      $      (0.00)      $      (0.00)      $      (0.00)
                                          =============      =============      =============      =============      =============
Weighted average number of common
      shares outstanding                    10,123,856         10,007,000         10,074,124         10,007,000          9,881,369
                                          =============      =============      =============      =============      =============

                                          See Notes to Consolidated Financial Statements

                                                               F-13

                                               SOUND REVOLUTION, INC. AND SUBSIDIARY
                                                   (A Development Stage Company)

                                          CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                              For the Three and Six Months Ended August 31, 2004 and August 31, 2003,
                            and for the Period from June 4, 2001 (Date of Inception) to August 31, 2004
                                                            (Unaudited)
                                                          (U.S. Dollars)

                                        Three-Month Period Ended        Six-Month Period Ended     Cumulative
                                        -------------------------     -------------------------    During the
                                        August 31,     August 31,     August 31,     August 31,    Development
                                          2004           2003            2004          2003            Stage
                                        ---------      ---------      ---------      ---------      ---------
Net loss                                $(16,175)      $   (347)      $(23,413)      $   (957)      $(36,373)

Other comprehensive income (loss)

      Foreign currency translation
        adjustment                         3,421             26          3,583           (267)         2,350
                                        ---------      ---------      ---------      ---------      ---------
               Comprehensive loss       $(12,754)      $   (321)      $(19,830)      $ (1,224)      $(34,023)
                                        =========      =========      =========      =========      =========

                                          See Notes to Consolidated Financial Statements

                                                               F-14


                                             SOUND REVOLUTION, INC. AND SUBSIDIARY
                                                   (A Development Stage Company)

                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             For the Periods from June 4, 2001 (Date of Inception) to August 31, 2004
                                                            (Unaudited)
                                                          (U.S. Dollars)

                                                                                      Deficit
                                                                                    Accumulated      Foreign
                                                 Common Stock         Additional     During the      Currency
                                           ------------------------     Paid-in     Development    Translation
                                            Shares         Amount       Capital        Stage        Adjustment       Total
                                          -----------   -----------   -----------   -----------    -----------    -----------
Issuance of common stock for cash:

      June 15, 2001                        8,000,000    $      800    $       --    $       --     $       --     $      800

      June 27, 2001                        2,000,000           200         7,054            --                         7,254

      August 31, 2001                          7,000             1           904            --             --            905

Translation adjustment                            --            --            --            --           (659)          (659)

Net loss for period                               --            --            --        (8,692)            --         (8,692)
                                          -----------   -----------   -----------   -----------    -----------    -----------
Balances, February 28, 2002               10,007,000         1,001         7,958        (8,692)          (659)          (392)

Translation adjustment                            --            --            --            --           (137)          (137)

Net loss for year                                 --            --            --        (2,636)                       (2,636)
                                          -----------   -----------   -----------   -----------    -----------    -----------
Balances, February 28, 2003               10,007,000         1,001         7,958       (11,328)          (796)        (3,165)

Translation adjustment                            --            --            --            --           (437)          (437)

Net loss for year                                 --            --            --        (1,632)            --         (1,632)
                                          -----------   -----------   -----------   -----------    -----------    -----------
Balances, February 29, 2004               10,007,000         1,001         7,958       (12,960)        (1,233)        (5,234)

Issuance of common stock for cash:
      July 2004                              248,314            25        46,210            --             --         46,235

Issuance of common stock for services:
      July 2004                               14,500             1         2,899            --             --          2,900

Translation adjustment                            --            --            --            --          3,583          3,583

Net loss for the period                           --            --            --       (23,413)                      (23,413)
                                          -----------   -----------   -----------   -----------    -----------    -----------
Balances, August 31, 2004                 10,269,814    $    1,027    $   57,067    $  (36,373)    $    2,350     $   24,071
                                          ===========   ===========   ===========   ===========    ===========    ===========

                                          See Notes to Consolidated Financial Statements

                                                               F-15


                                SOUND REVOLUTION, INC. AND SUBSIDIARY
                                    (A Development Stage Company)

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Six Months Ended August 31, 2004 and August 31, 2003, and
               for the Period from June 4, 2001 (Date of Inception) to August 31, 2004
                                             (Unaudited)
                                           (U.S. Dollars)

                                                                                        Cumulative
                                                                                        During the
                                                                                        Development
                                                             2004           2003          Stage
                                                          ---------      ---------      ---------
Cash Flows from Operating Activities
      Net loss for period                                 $(23,413)      $   (957)      $(36,373)
      Adjustment to reconcile net loss for period
         to net cash used in operating activities

         Depreciation expense                                   28             --             28
         Issuance of common stock for services               2,900             --          2,900

         Increase in other current assets                     (152)            --           (152)
         Increase (decrease) in accounts payable             3,951           (175)         3,951
                                                          ---------      ---------      ---------
               Net cash used in operating
                  activities                               (16,686)        (1,132)       (29,646)
Cash Flows from Investing Activities
      Purchase of music rights                                  --           (289)          (304)
      Purchase of office equipment                          (1,679)            --         (1,679)
                                                          ---------      ---------      ---------
               Net cash used in investing activities        (1,679)          (289)        (1,983)
Cash Flows from Financing Activities
      Issuance of common stock for cash                     46,235             --         55,194
      Net borrowing from stockholder                        15,629          4,864         21,240
                                                          ---------      ---------      ---------
               Net cash provided by financing
                  activities                                61,864          4,864         76,434
               Foreign exchange effect on cash               3,577           (267)         2,350
                                                          ---------      ---------      ---------
               Net increase in cash                         47,076          3,176         47,155

Cash, beginning of period                                       79            499
                                                          ---------      ---------      ---------
Cash, end of period                                       $ 47,155       $  3,675       $ 47,155
                                                          =========      =========      =========

                           See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY
-----------

Sound Revolution, Inc. (the "Company"), was incorporated under the laws of the State of Delaware. While the Company sponsored one marketing event to promote its intended purpose in fiscal year 2004, it continues to be in the development stage. The Company is planning to pursue the business of providing tools and services for music distribution and promotion. The Company has a wholly owned subsidiary, Sound Revolution Recordings, Inc., which was incorporated in British Columbia, Canada on June 20, 2001, for the purpose of carrying on music marketing services in British Columbia.

PRINCIPLES OF CONSOLIDATION
---------------------------

The accompanying consolidated financial statements are stated in U.S. dollars and include the accounts of the Company and its wholly-owned subsidiary, Sound Revolution Recordings, Inc. All intercompany accounts and transactions have been eliminated.

GOING CONCERN
-------------

As shown in the financial statements, the Company is in the development stage and has not yet generated revenues from their intended business activities. The Company has incurred losses since inception resulting in a net accumulated deficit of $36,373 at August 31, 2004. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company will need additional working capital to continue or to be successful in any future business activities. Therefore, continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective.

The Company expects that its cash requirements over the next 12 months will not exceed $50,000. A company controlled by the Company's majority stockholder and CFO has agreed to loan the Company up to $70,000 ($21,240 has been drawn through August 31, 2004) to meet its capital requirements for that period. For working capital beyond 12 months, the Company plans to generate cash from the sale of stock to the public and existing stockholders. When possible, the Company plans to issue stock for professional services it may require.

The accompanying financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should the Company fail in any of the above objectives and is unable to operate for the coming year.

INTERIM PERIOD CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------

The interim period consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosure normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such SEC rules and regulations. The interim period consolidated financial statements should be read together with the audited consolidated financial statements and accompanying notes included in the Company's audited consolidated financial statements for the period ended February 29, 2004. In the opinion of the Company, the unaudited consolidated financial statements contained herein contain all adjustments necessary to present a fair statement of the results of the interim periods presented.

OFFICE EQUIPMENT
----------------

Office equipment is stated at cost and is depreciated using straight-line method over the estimated life ranging over five years.

NOTE PAYABLE TO STOCKHOLDER
---------------------------

On August 31, 2004, the total amount due from stockholder of $21,240 was converted to a note payable. This loan bears interest of 10%. Interest is charged and is payable monthly on any outstanding balance beginning on September 1, 2004. The Company can draw against this note up to $70,000 through August 31, 2006. The note requires a $500 monthly principal repayment beginning on January 1, 2006, until the outstanding balance, including all interest, is paid in full.

Required principal payments on long-term debt for years ending February 28 are as follows:

                2005                                      $            0
                2006                                               1,000
                2007                                               6,000
                2008                                               6,000
                2009                                               6,000
                Thereafter                                         2,240
                                                          ---------------

                                                          $       21,240
                                                          ===============

REVENUE RECOGNITION AND COST OF REVENUE
---------------------------------------

Revenues from the sale of tickets for musical events are recognized when the event takes place. Costs related to musical events are expensed as the related event takes place. Costs typically include show coordination fees, venue fees, event advertising and promotion, show production costs, and artist costs.

FOREIGN CURRENCY TRANSLATION
----------------------------

The Company translates foreign assets and liabilities of its Canadian subsidiary into U.S. dollars at the rate of exchange at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rate of exchange throughout the year. Unrealized gains or losses from these translations, if significant, are reported as a separate component of other comprehensive income. Transaction gains that arise from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency will be included in general and administrative expenses in the consolidated statements of operations.

COMPREHENSIVE INCOME AND LOSS
-----------------------------

The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Other comprehensive gain and loss, which currently includes only foreign currency translation adjustments, is shown as a component of stockholders' equity.

NOTE 2.  RELATED PARTY TRANSACTIONS

The Company has an agreement with an officer for full access to his multimedia facilities which include a digital camera, full editing suite, encoding facilities, sound and music production, and compact disk duplication. The term of the agreement requires payment to the officer of $150 ($200
Canadian) per month. The agreement expires on May 31, 2007, but may be terminated by the Company on one month's notice.